Exhibit 10.25

MASTER REPURCHASE AGREEMENT

between

BANK OF AMERICA, N.A.,

as Buyer

and

PARLEX 1 FINANCE, LLC,

as Seller

-i-

SCHEDULES

SCHEDULE 1	Purchased Loan Information	SCH. 1-1

SCHEDULE 2	Prohibited Transferees	SCH. 2-1

EXHIBITS

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Form of Bailee Agreement

EXHIBIT IV-A	Form of Power of Attorney to Buyer

EXHIBIT IV-B	Form of Power of Attorney to Seller

EXHIBIT V	Representations and Warranties Regarding the Purchased Loans

EXHIBIT VI-A	Form of U.S. Tax Compliance Certificate (For Foreign Buyers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT VI-B	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT VI-C	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT VI-D	Form of U.S. Tax Compliance Certificate (For Foreign Buyers That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT VII	Form of Irrevocable Redirection Notice

ANNEX I	Names and Addresses for Communications Between Parties and Wire Instructions for Buyer and Seller

-ii-

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”) is dated as of May 21, 2013, and is made by and between Bank of America, N.A., as buyer (together with any permitted successor or assign, “Buyer”), and Parlex 1 Finance, LLC, as seller (“Seller”).

SECTION 1

APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Loans, on a servicing-released basis, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Loans on a date certain (or on such earlier date, in accordance with the terms hereof), against the transfer of funds by Seller. Each such transaction involving the transfer of an Eligible Loan from Seller to Buyer shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

SECTION 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below:

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Loan, servicing practices in conformity with those accepted and prudent servicing practices in the industry for loans of the same type and in a manner at least equal in quality to the servicing the applicable servicer provides for assets that are similar to such Purchased Loan.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect which (i) results in the entry of an order for relief or (ii) is not dismissed within 90 days, (b) the appointment by a court having jurisdiction over such Person or any substantial part of its assets or property, of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property and such appointment shall remain unstayed and in effect for a period of 90 days, (c) an order by a court having jurisdiction over such Person or any substantial part of its assets or property ordering the winding up or liquidation of such Person’s affairs, and such order shall remain unstayed and in effect for a period of 90 days, (d) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (e) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (f) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (g) the making by such Person of any general assignment for the benefit of creditors, or (h) the admission in writing in connection with a legal proceeding of the inability of such Person to pay its debts generally as they become due.

“Additional Funding Amount” shall have the meaning specified in Section 13.01.

“Additional Advance Transaction” shall have the meaning specified in Section 3(s).

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (including any accrued and unpaid Price Differential) of all Purchased Loans outstanding as of such date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Alternative Rate” shall have the meaning specified in Section 3(l) of this Agreement.

“Alternative Rate Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Annex” shall have the meaning specified in the definition of Prohibited Person.

“A-Note” shall mean the senior note in an “A/B” senior-subordinate note structure evidencing a Mortgage Loan.

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean an appraisal of any Eligible Property prepared by a state-licensed or state-certified appraiser approved by Buyer in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Interagency Appraisal and Evaluation Guidelines and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such appraisal.

“ARD Loan” shall mean any loan that provides that if the unamortized principal balance thereof is not repaid by a date certain set forth in the related loan documents, such loan will accrue additional interest at the rate specified in the related Mortgage Note and the related

Mortgagor is required to apply certain excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

“Asset Base” shall mean, as of any date of determination, the aggregate Asset Base Components of all Purchased Loans transferred by Seller to Buyer hereunder as of such date.

“Asset Base Component” shall mean, as of any date of determination, with respect to each Purchased Loan, the product of the Market Value of such Purchased Loan as of such date multiplied by the Maximum Purchase Percentage for such Purchased Loan.

“Assignment of Leases” shall mean, with respect to any Purchased Loan that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Loan.

“Assignment of Mortgage” shall mean, with respect to any Purchased Loan that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.

“B-Note” shall mean the junior note in an “A/B” senior-subordinate note structure evidencing a Mortgage Loan.

“Bailee” shall mean Ropes & Gray LLP or any other third party selected by Seller and approved by Buyer in its commercially reasonable discretion.

“Bailee Agreement” shall mean the Bailee Agreement among Seller, Buyer and Bailee substantially in the form of
Exhibit III hereto.

“Bailee Delivery Failure” shall have the meaning specified in the Bailee Agreement.

“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended from time to time.

“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.

“Blocked Account Agreement” shall mean the Blocked Account Agreement relating to the Blocked Account and executed by Buyer, Seller, Servicer and the Depository Bank (and any successor thereto or replacement thereof executed by Buyer, Seller, Servicer and the Depository Bank).

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and (iii) a day on which banks in the State of New York, Pennsylvania, Kansas or Minnesota are authorized or obligated by law or executive order to be closed or, with respect to “London Business Days” for the determination of LIBOR, any day on which banks in London, England are authorized or obligated by law or executive order to be closed.

“Buyer” shall mean Bank of America, N.A., and any permitted successor or assign.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Markets Event” shall mean the raising by Guarantor of new contributed equity capital through either a public or private offering pursuant to the Guarantor’s Preliminary Prospectus dated May 14, 2013.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States and (ii) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within thirty (30) days after such date.

“Category” shall mean either or both of Category 1 Loans and Category 2 Loans, as the context may require.

“Category 1 Loans” shall mean Purchased Loans with an LTV, as of the applicable Purchase Date, less than or equal to the Maximum LTV for Category 1 Loans, as set forth on Schedule 1 to the Fee Letter.

“Category 2 Loans” shall mean Purchased Loans with an LTV as of the applicable Purchase Date greater than the Maximum LTV for Category 1 Loans but less than or equal to the Maximum LTV for Category 2 Loans, as set forth on Schedule 1 to the Fee Letter.

“Change of Control” shall mean the occurrence of any of the following:

(a) the consummation of a merger or consolidation of Guarantor with or into another entity or any other reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in Guarantor immediately prior to such merger, consolidation or other reorganization;

(b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, of 20% or more other than Affiliates of Guarantor and related funds of The Blackstone Group L.P. or to the extent such interests are obtained through public market offering or secondary market trading;

(c) Following a Capital Markets Event, Guarantor shall cease to own, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Parent and to Control Parent or Parent shall cease to own, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Seller and to Control Seller; or

(d) a Transfer of all or substantially all of Guarantor’s assets (excluding any Transfer in connection with a Capital Markets Event or any securitization transaction or any repurchase or other similar transactions in the ordinary course of or Guarantor’s business).

“Closing Date” shall mean May 21, 2013.

“CMBS” shall mean mortgage pass-through certificates or other securities issued pursuant to a securitization of commercial real estate loans.

“Code” shall mean the Internal Revenue Code of 1986.

“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month to and including the calendar day immediately preceding such Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(d) of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or by Requirement of Law. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Costs” shall mean, with respect to any Purchased Loan, all out-of-pocket obligations, costs, fees, indemnities and expenses in respect of such Purchased Loan actually incurred by Buyer, including, without limitation, reasonable outside legal and custodial fees and expenses associated with the establishment and maintenance of the facility under this Agreement and the reasonable legal fees and expenses associated with asset reviews by Buyer’s outside counsel. Costs shall not include Taxes other than Indemnified Taxes.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of May 21, 2013, entered into by and among Custodian, Seller and Buyer.

“Custodial Delivery Certificate” shall mean the custodial delivery certificate, a form of which is attached to the Custodial Agreement.

“Custodian” shall mean U.S. Bank National Association or any successor Custodian appointed by Buyer and reasonably acceptable to Seller.

“DBRS” means DBRS Ratings Limited.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Loan” shall mean any Purchased Loan as to which (i) there is a breach continuing beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit V attached hereto (without regard to any knowledge qualifier therein), (ii) a default has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Loan Documents in the payment when due of interest, principal or any other amounts due under the Purchased Loan Documents, (iii) the occurrence and continuance of any other “Event of Default”, as defined under the related Purchased Loan Documents, (iv) to the extent that the related Transaction is deemed to be a loan under federal, state or local law, Buyer ceases to have a first priority perfected security interest in the related Repurchase Assets, or (v) the related Purchased Loan File or any portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of the Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement.

“Delinquent Loan” shall mean any Purchased Loan as to which the payment of principal and/or interest owed thereunder by the Underlying Obligor is thirty (30) days or more past due.

“Depository Bank” shall mean PNC Bank, National Association, as depository bank, or any successor Depository Bank reasonably acceptable to Buyer.

“Diligence Fee” shall mean those documented actual out-of-pocket fees, costs and expenses reasonably incurred by Buyer and any third party appointed by Buyer, in connection with its review of the Diligence Materials hereunder and Buyer’s continuing due diligence reviews of Purchased Loans pursuant to Section 21 or otherwise hereunder.

“Diligence Materials” shall mean, with respect to any New Loan, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.

“Early Repurchase Date” shall have the meaning specified in Section 3(h) of this Agreement.

“Eligible Loans” shall mean performing Senior Loans, Subordinate Loans, Mezzanine Loans and Loan Participations that at all times from the Purchase Date for such Purchased Loan through to the Repurchase Date for such Purchased Loan (A) are not Kick-Out Loans, (B) on the Purchase Date therefor, are acceptable to Buyer in the exercise of its sole discretion (including, without limitation, with respect to New Loans on stabilized Properties, the suitability of such New Loan for a CMBS securitization or similar transaction), (C) are secured directly by one or more Eligible Properties, (D) are fully consistent with all representations and warranties for Purchased Loans of that type, which are set forth in the applicable part of Exhibit V, and all such representations and warranties are true and correct in all material respects (except as disclosed in writing to Buyer in an Exception Report or otherwise prior to the Purchase Date for such Purchased Loan), (E) with respect to which there are no future funding obligations other than those that have been expressly disclosed to Buyer prior to the Purchase Date, and (F) have a maximum LTV not in excess of the Maximum LTV applicable to (x) the Eligible Properties securing the Mortgage Loan or (y) if such Purchased Loan is a Mezzanine Loan or Loan Participation, the Eligible Properties securing the Mortgage Loan to which such Mezzanine Loan or Loan Participation relates. Eligible Loans shall also include such other loans or debt instruments (or interests therein) as Buyer may approve from time to time in its sole discretion.

“Eligible Property” shall mean a property that is a multifamily property, multi-tenanted retail property, multi-tenanted office property, manufactured housing property, self-storage property, industrial property, hospitality property, parking garage property or any other property approved by Buyer in its sole discretion in connection with an Eligible Loan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any Person that is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Event of Default” shall have the meaning set forth in Section 14(a).

“Exception Report” shall have the meaning set forth in Section 3(c)(viii).

“Exchange Act” shall have the meaning set forth in the definition of Change of Control.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to or for the account of Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes imposed on or measured by net worth (however denominated) and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Transactions pursuant to a law in effect on the date on which such Party (i) acquires such interest in the Transactions or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 25, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 25, (d) Taxes attributable to Buyer’s failure to comply with its obligations under Sections 17(c), 17(d) or 23 of this Agreement, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall mean any Requirement of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by the Office of Foreign Assets Control of the Treasury Department, and the PATRIOT Act.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Extension Option” shall mean either or both of the First Extension Option and/or the Second Extension Option, as specified or as the context may otherwise require.

“Facility Amount” shall mean (a) for the period from the Closing Date to the Initial Facility Termination Date, $250,000,000, and (b) if the Extension Option is exercised, the aggregate Maximum Purchase Price of all Purchased Loans as of the Initial Facility Termination Date, as permanently reduced thereafter by each reduction in the Maximum Purchase Price of a Purchased Loan whether through prepayment, repurchase, payment of Margin Deficits or otherwise.

“Facility Fee” shall have the meaning specified in the Fee Letter.

“Facility Termination Date” shall mean the Initial Facility Termination Date, as the same may be extended to May 21, 2017, in accordance with the exercise of the First Extension Option and, as same may be further extended to May 21, 2018, in accordance with the exercise of the Second Extension Option.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into with a Governmental Authority pursuant thereto (including pursuant to Section 1471(b) of the Code).

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by Buyer.

“Fee Letter” shall mean that certain letter agreement, dated the date hereof, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“Final Approval” shall have the meaning specified in Section 3(c) of this Agreement.

“Financial Covenant Compliance Certificate” shall mean an Officer’s Certificate to be delivered, subject to Section 3(f)(2) of this Agreement, by Guarantor within forty-five (45) days after the end of each fiscal quarter confirming that, as of the fiscal quarter most recently ended, Guarantor satisfies all financial covenants (each tested on a consolidated basis) at the levels at which Guarantor is required to satisfy such financial covenants pursuant to Section 9 of the Guarantee.

“First Extension Option” shall have the meaning set forth in Section 3(k) hereof.

“Fitch” shall mean Fitch Inc.

“Foreign Buyer” shall mean a Buyer that is not a U.S. Buyer.

“Future Funding Amount” shall mean, with respect to any Eligible Loan, the amount of additional funding obligations that were expressly identified to Buyer by Seller in connection with the initial Transaction.

“Future Funding Confirmation” shall have the meaning set forth in Section 13(b).

“Future Funding Date” shall mean, with respect to any Eligible Loan, the date on which Buyer advances any portion of the Future Funding Amount related to such Eligible Loan.

“Future Funding Transaction” shall mean an additional Transaction requested with respect to any Eligible Loan to provide for the advance of additional funds that were expressly identified to Buyer in connection with the initial Transaction entered into in respect of such Eligible Loan.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction, and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise indemnifying the holder of such Indebtedness against loss; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Blackstone Mortgage Trust Inc., a Maryland corporation.

“Guaranty” shall mean that certain Guaranty, dated as of May 21, 2013, made by Guarantor in favor of Buyer, as the same may be amended, supplemented or otherwise modified in writing by Guarantor and Buyer from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Loans that are fixed rate loans, any short sale of U.S. Treasury Securities or mortgage related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with Buyer or an Affiliate of Buyer or one or more other counterparties reasonably acceptable to Buyer, as hedge counterparty.

“Income” shall mean, with respect to any Purchased Loan at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon (including casualty or condemnation proceeds).

“Indebtedness” shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90)

days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; contingent or future funding obligations under any Purchased Loan or any obligations senior to, or pari passu with, any Purchased Loan, (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements or like arrangements; (vii) Indebtedness of others Guaranteed by such Person to the extent of such guarantee; and (viii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction, or other similar securitization shall not be considered Indebtedness for any Person.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional Independent Directors and Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, has not been at any time in the preceding 5 years, and will not while serving as Independent Director or Independent Manager be, any of the following:

(a) a member, partner, equity holder (but excluding holders of public stock or securities), manager, director, officer or employee of Seller or any of their respective equity holders or Affiliates (other than (i) as an Independent Director or Independent Manager of Seller or (ii) as an Independent Director or Independent Manager of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that are required by a creditor to be a single purpose bankruptcy remote entity; provided, however that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);

(b) a creditor, supplier or service provider (including a provider of professional services) to Seller, Guarantor, or any of their respective equity holders or Affiliates (other than through a nationally recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to Seller, any single purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person who controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).

An individual who otherwise satisfies the preceding definition other than clause (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Seller shall not be disqualified from serving as an Independent Director or Independent Manager of Seller if (x) such individual is provided by CT Corporation or (y) the fees that such individual earns from serving as Independent Directors or Independent Managers of affiliates of Seller in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Indemnified Amounts” and “Indemnified Parties” shall have the respective meanings specified in Section 20(a) of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) Other Taxes.

“Initial Facility Termination Date” shall mean May 21, 2016.

“Initial Screening Package” shall mean, with respect to any New Loan, a term sheet and summary memorandum.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Act of Insolvency.

“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Buyer from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Loan and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Buyer and Seller.

“Interest Expense” shall mean, with respect to any Person and any period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan), all with respect to such period.

“Internal Control Event”: A determination by either (i) the auditors of Guarantor, or (ii) any court or other Governmental Authority in a final decision not subject to appeal or for which no timely appeal has been taken, that there has occurred any fraud or materially inconsistent or inaccurate reporting (a) provided to Buyer or any of its Affiliates, (b) provided to any Governmental Authority or (c) made part of a public filing, in each case, that (i) was signed or certified by a senior executive officer (including but not limited to the Chief Financial Officer) or director of Guarantor who has a significant role in the treasury department or financial reporting of Guarantor.

“Irrevocable Redirection Notice”: A notice in substantially the form attached as Exhibit VII hereto, sent by Seller or by Servicer on Seller’s behalf directing the remittance of Income with respect to a Purchased Loan to the Blocked Account, and executed by the applicable Underlying Obligor on such Purchased Loan, Servicer or other Person with respect to such Purchased Loan.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Interest” shall mean a B-Note or Junior Loan Participation in a Mortgage Loan.

“KBRA” shall mean Kroll Bond Rating Agency, Inc.

“Kick-Out Loan” shall mean a Purchased Loan that is submitted by Seller for inclusion in a securitization and is rejected for inclusion in such securitization in a final determination following Seller’s efforts to cure any defects. For the avoidance of doubt and without limiting the generality of the foregoing, a Purchased Loan may become a Kick-out Loan by reason of the inability or unwillingness of the Seller to make the representations and warranties with respect to such Purchased Loan required by the sponsor(s) of the securitization, which sponsor(s) may be or include the Buyer or its Affiliates and which representations and warranties may be different than those made by Seller hereunder.

“Knowledge” shall mean, in each instance, the actual current knowledge of Stephen Plavin, Geoffrey Jervis and Douglas Armer.

“LIBOR” shall mean, with respect to each Pricing Period, a rate of interest per annum obtained by dividing

(a) the rate for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Pricing Period) that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the date that is two (2) Business Days prior to the beginning of such Pricing Period. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Pricing Period) that appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer in its sole discretion to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Pricing Period) as of 11:00 a.m., London time, on such date for the then outstanding aggregate Repurchase Price. If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three (3) major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable date for the then outstanding aggregate Repurchase Price. If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates, by

(b) a percentage equal to one hundred percent (100%) minus the applicable Reserve Percentage then in effect.

LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which the Buyer prices loans on the date which LIBOR is determined by Buyer as set forth above.

“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the LIBOR Rate.

“Loan Participation” shall mean a Mortgage Participation or a Mezzanine Participation.

“LTV” shall mean, with respect to any Eligible Loan or Loans, the ratio of the aggregate outstanding debt (which shall include such Eligible Loan and all debt senior to or pari passu with such Eligible Loan) secured, directly or indirectly, by the related Eligible Property or Properties, to the aggregate value of such Eligible Property or Properties as determined by Buyer in its sole discretion. For purposes of Buyer’s determination, (i) the value may be determined by reference to an Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any liens on the related Eligible Property or Properties.

“Manager” shall mean BXMT Advisors L.L.C.

“Margin Deficit” shall have the meaning specified in Section 4 of this Agreement.

“Margin Deficit Notice” shall have the meaning specified in Section 4 of this Agreement.

“Market Value” shall mean, with respect to any Purchased Loan, the market value for such Purchased Loan, as determined by Buyer at the Applicable Standard of Discretion on each Business Day in accordance with this definition. For purposes of Section 4 and 5(b)(iv), as applicable, changes in the Market Value of a Purchased Loan shall be determined solely in relation to material positive or negative changes (relative to Buyer’s initial underwriting or the most recent determination of Market Value in terms of the performance or condition of (i) the Mortgaged Property securing the Purchased Loan or other collateral securing or related to the Purchased Loan, (ii) the Purchased Loan’s borrower (including obligors, guarantors, participants and sponsors) and the borrower on any underlying property or other collateral securing such Purchased Loan or the Underlying Mortgage Loan, as applicable, (iii) the commercial real estate market relevant to the Mortgaged Property and (iv) any actual risks posed by any liens or claims on the related Mortgaged Property or Properties, taken in the aggregate. In addition, the Market Value for any Purchased Loan may be deemed by Buyer to be zero or such greater amount (in the Applicable Standard of Discretion) in the event any of the following occurs with respect to such Purchased Loan: (a) a negative change in Market Value to the extent resulting from a continuing material breach of a representation or warranty set forth on Exhibit V (but without giving effect to any qualifications for Seller’s Knowledge); or (b) the Repurchase Date with respect to such Purchased Loan occurs without repurchase of such Purchased Loan.

For purposes of this definition, “Applicable Standard of Discretion” shall mean (a) if the ratio of (x) the Maximum Purchase Price of such Purchased Loan to (y) the value of the related Mortgaged Property, determined in Buyer’s commercially reasonable discretion, is less than or equal to the LTV of such Purchased Loan as of the Purchase Date, Buyer’s commercially reasonable discretion, and (b) if the ratio of (x) the Maximum Purchase Price of such Purchased Loan to (y) the value of the related Mortgaged Property, determined in Buyer’s commercially reasonable discretion, is greater than the LTV of such Purchased Loan as of the Purchase Date, Buyer’s sole discretion.

“Maximum LTV” shall mean the amount set forth in the Fee Letter for the applicable Eligible Properties for the applicable Category.

“Maximum Purchase Percentage” shall have the meaning specified in the Fee Letter.

“Maximum Purchase Price” shall mean, with respect to any Purchased Loan as of any date of determination, the product of the Maximum Purchase Percentage for such Purchased Loan multiplied by the Market Value of such Purchased Loan as of such date of determination.

“Mezzanine Loan” shall mean a performing loan evidenced by a Mezzanine Note (or a participation therein evidenced by a certificate of interest or certificate of participation therein) primarily secured by a pledge of full or partial equity ownership interests in one or more entities that own directly or indirectly multifamily or commercial properties that serve as collateral for Senior Loans.

“Mezzanine Note” shall mean the original promissory note (or authorized replacement thereof) that was executed and delivered in connection with a particular Mezzanine Loan.

“Mezzanine Participation” shall mean a senior or junior participation in a Mezzanine Loan.

“Minimum Margin Amount” shall mean $100,000.

“Monthly Statement” shall mean, for each calendar month during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Loan, together with a certified written report certifying that Seller is in compliance with all of the terms and conditions of this Agreement and no Default or Event of Default exists and describing (i) any and all written modifications to any Purchased Loan Documents, (ii) loan status, collection performance and any delinquency and loss experience with respect to any Purchased Loan, (iii) an update as to the expected disposition or sale of the Purchased Loans, (iv) such financial statements, rent rolls and other information for each Purchased Loan, which the Underlying Obligor under such Purchased Loan is obligated to provide to Seller and (v) such other information as mutually agreed by Seller and Buyer, which report shall be delivered to Buyer for each calendar month during the term of this Agreement within fifteen (15) days following the end of each such calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar, Inc.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property.

“Mortgage Loan” shall mean a performing whole mortgage loan secured by a first lien on a commercial or multifamily Mortgaged Property.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgage Participation” shall mean a senior or junior participation in a Mortgage Loan evidenced by a certificate of participation in a Senior Loan, Subordinate Loan or other loan evidenced by a note.

“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by a Mortgage Note, including for the avoidance of doubt, any Mortgaged Property securing a Mortgage Loan, payments upon which are the principal source of payments to Buyer pursuant to a Participation Loan or to the owner of such Mortgaged Property, the equity interests in which are the principal security for a Mezzanine Loan.

“Mortgagor” shall mean the Underlying Obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property.

“MTM Representations” shall mean the representations and warranties set forth (a) as items 5, 17, 18, 20, 30, 40, 41 and 42 on Part 1 of Exhibit V, (b) as items 5, 12, 14, 23, 24 and 26 on Part 2 of Exhibit V, (c) as items 5, 16, 19, 21, 23 and 26 on Part 3 of Exhibit V, and (d) as items 5, 12, 14, 15 and 16 on Part 4 of Exhibit V.

“New Loan” shall mean an Eligible Loan that Seller proposes to sell to Buyer pursuant to a Transaction.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, the chief financial officer, the president, any vice president or the secretary of such Person.

“Originated Loan” shall mean any loan that is an Eligible Loan originated by Seller or an Affiliate of Seller.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under any Transaction Document; provided, however, that Other Taxes shall not include (i) Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents or (ii) for the avoidance of doubt, any Excluded Taxes.

“Parent” shall mean 42-16 Partners LLC, which after the consummation of the Capital Markets Event, shall be a wholly owned subsidiary of Guarantor.

“Participant Register” shall have the meaning specified in Section 17(d).

“Participation Certificate” shall mean the original participation certificate (or authorized replacement thereof), if any, that was executed and delivered in connection with a Participation Interest.

“Participation Loan” shall mean a performing senior, pari passu or junior participation interest in a performing Senior Loan, Subordinate Loan or Mezzanine Loan, in each case evidenced by a Participation Certificate.

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant in common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Pledge Agreement” shall mean the Pledge and Security Agreement by Parent in favor of Buyer, pledging all of the Membership Interests of Seller to Buyer.

“Pre-Existing Loans” shall mean any loan that is an Eligible Loan and is not an Originated Loan.

“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.

“Preliminary Due Diligence Package” shall mean, with respect to any New Loan (unless such new loan is a Table Funded Purchased Loan originated by Buyer or its Affiliates), Seller’s asset summary memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, anticipated exit strategies, underwriting models and all other characteristics of the proposed transaction that a prudent buyer would consider material.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price thereof (excluding any amount attributable to Price Differential in the definition thereof), calculated on the basis of a 360-day year and the actual number of days during the applicable Pricing Period.

“Pricing Period” shall mean, with respect to any Transaction (a) in the case of the first Pricing Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Period for any Transaction end subsequent to the Repurchase Date for the Purchased Loans subject to such Transaction.

“Pricing Rate” shall mean with respect to any Transaction and any date of determination, an annual rate equal to the LIBOR Rate on such date plus the Applicable Spread for the related Purchased Loan (subject to adjustment and/or conversion as provided in Sections 3(k), 3(l), 3(n) and 3(o) of this Agreement).

“Prime Rate” shall mean a rate set by Buyer based upon various factors including Buyer’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such Prime Rate announced by Buyer shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property). For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” shall mean any Person:

(i) listed in the Annex to (the “Annex”), or otherwise subject to the provisions of the Executive Order;

(ii) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) with whom the Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order and to the extent disclosed by Buyer to Seller in writing;

(iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi) who is an Affiliate of a Person listed above.

“Prohibited Transferee” shall mean any of the Persons listed on Schedule 2 attached to this Agreement.

“Purchase Date” shall mean, with respect to any Eligible Loan, the date on which such Eligible Loan is transferred by Seller to Buyer.

“Purchase Percentage” shall mean, for any Purchased Loan as of any date of determination, the quotient expressed as a percentage of the Purchase Price of such Purchased Loan divided by the Market Value of such Purchased Loan as of such date of determination.

“Purchase Price” shall mean, with respect to any Purchased Loan (a) as of the Purchase Date, the price at which such Purchased Loan is transferred by Seller to Buyer on the applicable Purchase Date, and (b) after the related Purchase Date, the amount (expressed in dollars) equal to the Purchase Price determined pursuant to clause (a) of this definition, as decreased pursuant to Section 3(h) and increased pursuant to Section 3(s), plus (i) any Future Funding Advances with respect to such Purchased Loan, minus (ii) all repayments of the Purchase Price allocated to such Purchased Loan pursuant to Section 5 hereof.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b) of this Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Information” shall mean, with respect to each Purchased Loan, the information set forth in Schedule 1 attached hereto.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans, together with and including the Purchased Loan Information for each such loan attached to each Trust Receipt and Custodial Delivery Certificate delivered in accordance with the Custodial Agreement.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer.

“Quarterly Report” shall mean, for each fiscal quarter during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, certified written report summarizing (with a separate cover sheet for each Purchased Loan or, in the case of a Purchased Loan secured (directly or indirectly) by a portfolio of Mortgaged Properties, a cover sheet for such portfolio on a consolidated basis), with respect to the Mortgaged Properties securing each Purchased Loan (or, in the case of a Purchased Loan secured (directly or indirectly) by a portfolio of Mortgaged Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, the revenues per room (for hospitality properties) and sales per square footage (for retail properties), in each case, to the extent received by Seller, and such other information as mutually agreed by Seller and Buyer, which report shall be delivered to Buyer for each fiscal quarter during the term of this Agreement within sixty (60) days following the end of each such fiscal quarter.

“Rating Agency” shall mean any of Fitch, Moody’s, Standard & Poor’s, KBRA, DBRS and Morningstar.

“Reference Banks” shall mean any leading banks selected by Buyer which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“Register” shall have the meaning specified in Section 17(c).

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT”: A Person satisfying the conditions and limitations set forth in Section 856(b), Section 856(c), and Section 857(a) of the Code and qualifying as a real estate investment trust, as defined in Section 856(a) of the Code.

“REMIC” shall mean a “real estate mortgage investment conduit” as defined in Section 860D of the Code.

“REMIC Provisions” shall mean Sections 860A through 860G of the Code and related provisions and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date” shall mean the (17th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Repurchase Assets” shall have the meaning specified in Section 6(a).

“Repurchase Date” shall mean, with respect to any Purchased Loan, the date that is the earliest to occur of the following: (a) the Initial Facility Termination Date, unless extended pursuant to Section 9 and, if the Initial Facility Termination Date is extended pursuant to Section 9, the Facility Termination Date as so extended, (b) the Repurchase Date specified in the related Confirmation, (c) the date of any repurchase of a Purchased Loan pursuant to Section 3(h) hereof, and (d) the Early Repurchase Date or Accelerated Repurchase Date.

“Repurchased Loan” shall mean any Purchased Loan that has been repurchased by Seller pursuant to the terms of this Agreement.

“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Transaction Documents, whether now existing or hereafter arising.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of the applicable Repurchase Date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the Purchase Price of such Purchased Loan (as increased by any Future Funding Advances and any other additional funds advanced by Buyer in connection with such Purchased Loan), the accrued and unpaid Price Differential with respect to such Purchased Loan and all amounts that would be payable by Seller to Buyer, as a Hedge Counterparty or to any Hedge Counterparty affiliated with Buyer in connection with the termination of any Hedging Transaction related to such Purchased Loan if such Hedging Transaction were terminated, in each case, as of the date of such determination, minus all Income and other cash actually received by Buyer in respect of such Purchased Loan and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of any Governmental Authority.

“Reserve Percentage” shall mean, with respect to any day of any Pricing Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Buyer, if any, in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined), whether or not Buyer has any Eurocurrency liabilities or such requirement otherwise in fact applies to Buyer. LIBOR shall be adjusted automatically as of the effective date of each change in the Reserve Percentage. As of the date hereof, the Reserve Percentage is zero, however, there can be no assurance as to what such amount may be in the future.

“Scheduled Purchase Date” shall mean the date mutually agreed upon by Buyer or Seller and specified in the applicable Confirmation as the “Purchase Date” or the “Scheduled Purchase Date”.

“Second Extension Option” shall have the meaning set forth in Section 3(k) hereof.

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Senior Interest” shall mean an A-Note or Senior Loan Participation in a Mortgage Loan.

“Senior Loans” shall mean (a) a Mortgage Loan or (b) an A-Note.

“Servicer” shall mean Midland Loan Services, a division of PNC Bank, National Association, or any other servicer that is not an Affiliate of Seller or Guarantor that is selected by Buyer in its commercially reasonable discretion.

“Servicing Agreement” shall mean the servicing agreement between Buyer and Servicer providing for the servicing of the Purchased Loans.

“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.

“Servicing Rights” means contractual, possessory or other rights of Seller and/or Servicer to administer or service any Purchased Loans (or to possess any Servicing Records relating thereto), including: (i) the rights to service the Purchased Loans; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Loans; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Significant Modification” shall mean any modification or amendment of a Purchased Loan which is not contemplated or required by the Purchased Loan Documents and that:

(i) reduces the principal amount of the Purchased Loan in question other than (a) with respect to a dollar-for-dollar principal payment or (b) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount subsequently reduced was not taken into account by Buyer in determining the related Maximum Purchase Percentage;

(ii) increases the principal amount of a Purchased Loan other than increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances;

(iii) materially modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of the Purchased Loan in question;

(iv) changes the frequency of scheduled payments of principal and interest in respect of a Purchased Loan;

(v) subordinates the lien priority of the Purchased Loan in question or the payment priority of the Purchased Loan in question other than subordinations required under the then existing terms and conditions of the Purchased Loan in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations, conditions, covenants and restrictions and similar instruments which in the commercially reasonable judgment of Seller do not materially adversely affect the rights and interest of the holder of the Purchased Loan in question);

(vi) releases any material collateral for the Purchased Loan in question other than releases required under the then existing Purchased Loan documents or releases in connection with eminent domain or under threat of eminent domain;

(vii) materially waives, amends or modifies any cash management or reserve account requirements of the Purchased Loan other than changes required under the then existing Purchased Loan documentation;

(viii) allows for the release of any amounts held in a reserve or escrow account or allows for any capital expenditures, in each case, other than as expressly permitted by the Purchased Loan Documents;

(viii) waives any due-on-sale or due-on-encumbrance provisions of the Purchased Loan in question other than waivers required to be given under the then existing Purchased Loan documents; or

(ix) materially waives, amends or modifies the underlying insurance requirements of the Purchased Loan.

“Solvent” shall mean, with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 91(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Special Purpose Entity” shall mean a single-member limited liability company that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 9.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, Inc., a division of the McGraw Hill Companies Inc.

“Subordinate Loan” shall mean a B-Note.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supplemental Due Diligence Package” shall mean, with respect to any New Loan, information or deliveries concerning such New Loan that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation, a final debt service coverage ratio computation for such New Loan and all material third party reports, as applicable, including, without limitation:

(i) current rent roll, if applicable;

(ii) cash flow pro forma, plus historical information, if available, for the trailing twelve months;

(iii) budgets and forecasted performance;

(iv) interest coverage ratios;

(v) LTV;

(vi) Seller’s or any Affiliate’s relationship with the underlying borrower or any affiliate;

(vii) underlying borrower’s hard equity and implied equity immediately after giving effect to the purchase hereunder;

(viii) each principal of the Underlying Obligor that has an individual ownership interest of greater than 10%;

(ix) complete capital structure of the underlying borrower, including leverage provided to underlying borrower by Seller;

(x) a list of any properties in the relevant sub-market in which Seller, Guarantor or any of their Affiliates has an ownership interest;

(xi) unless such New Loan was originated by Buyer or its Affiliates, copies of material documents evidencing such New Loan, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, underlying borrower’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(xii) insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Property or Properties pursuant to Section 3(d)(iv) hereof (including evidence of such other customary insurance coverage satisfactory to Buyer in its commercially reasonable discretion);

(xiii) engineering and structural reports, each in form and preparation by consultants acceptable to Buyer in its commercially reasonable discretion;

(xiv) a current Appraisal;

(xv) a Phase I environmental report (including asbestos and lead paint report) and, if applicable, a Phase II or other follow-up environmental report, if recommended in Phase I, each in form and preparation by consultants acceptable to Buyer in its commercially reasonable discretion;

(xvi) seismic reports, each in form and preparation by consultants acceptable to Buyer in its commercially reasonable discretion;

(xvii) third party analyses and reports with respect to such other matters concerning the New Loan as Buyer may in its commercially reasonable discretion may require; and

(xviii) an operations and maintenance plan with respect to asbestos containing materials, each in form and preparation by consultants acceptable to Buyer in its commercially reasonable discretion.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Buyer and the company issuing the Title Policy for such Mortgaged Property.

“Table Funded Purchased Loan” shall mean a Purchased Loan which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case approved by Buyer for disbursement in connection with such origination or acquisition.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Policy” shall have the meaning specified in paragraph 12 of Part 1 of Exhibit V.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(e) of this Agreement.

“Transaction Costs” shall mean, with respect to any Purchased Loan, all actual out-of-pocket costs and expenses paid or reasonably incurred by Buyer and payable by Seller relating to the purchase of such Purchased Loan (including reasonable legal fees of outside counsel and other fees described in Section 20(b) of this Agreement). Transaction Costs shall not include costs incurred by Buyer for overhead and general administrative expenses, or Taxes other than Indemnified Taxes.

“Transaction Documents” shall mean, collectively, this Agreement, the Pledge Agreement, the Blocked Account Agreement, the Custodial Agreement, the Servicing Agreement, the Fee Letter, the Guaranty, all Hedging Transactions, all Transfer Documents, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Loan by Seller to Buyer in accordance herewith).

“Transfer Documents” shall mean, with respect to any Purchased Loan, all applicable documents described in Section 7(b) of this Agreement necessary to transfer all of Seller’s right, title and interest in such Purchased Loan to Buyer in accordance with the terms of this Agreement.

“Trust Receipt” shall mean a trust receipt issued by the Custodian or the Bailee, as applicable, to Buyer confirming the Bailee’s or the Custodian’s, as applicable, possession of certain Purchased Loan Files that are the property of and held by the Bailee or the Custodian, as applicable, on behalf of Buyer (or any other holder of such trust receipt) in the form required under the Custodial Agreement or the Bailee Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Underlying Obligor” shall mean the obligor or obligors under a Purchased Loan and, if such Purchased Loan is a Participation Loan or a Mezzanine Loan, the borrower or borrowers under the related Mortgage Loan secured by the related Mortgaged Property.

“U.S. Buyer” shall mean any Buyer that is a U.S. Person.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 25(d)(iv).

SECTION 3

INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Seller may, from time to time, prior to the Facility Termination Date, request that Buyer enter into a Transaction with respect to (i) one or more New Loans, (ii) subject to satisfaction of all of the applicable requirements of Section 13.01 hereto, as determined in Buyer’s sole and absolute discretion, a new Future Funding Advance in respect of a Purchased Loan, or (iii) subject to satisfaction of all of the applicable requirements of Section 3(s) hereto, as determined in Buyer’s sole and absolute discretion, a new Additional Advance Transaction in respect of a Purchased Loan for an amount equal to the Additional Advance Amount. Seller shall initiate each request for a New Loan by submitting an Initial Screening Package in form and substance reasonably acceptable to Buyer. Upon receipt of the Initial Screening Package, Buyer shall, within five (5) Business Days, inform Seller in writing whether Buyer is prepared to proceed with consideration of such New Loan, which consideration shall be conducted in accordance with the procedures set forth in this Section 3.

(b) Notwithstanding anything to the contrary herein, Buyer shall have no obligation to consider for purchase any New Loan if, immediately after the purchase of such New Loan, the Aggregate Repurchase Price (including the proposed Purchase Price of such New Loan) would exceed the Facility Amount. Buyer and its representatives shall have the right to review all New Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Loans as Buyer determines is necessary in Buyer’s sole discretion. Subject to the limitations set forth in Section 20, Seller agrees to reimburse Buyer promptly for its Diligence Fees upon request for payment or reimbursement thereof. Notwithstanding any provision to the contrary herein or any other Transaction Document, Buyer shall be entitled to make a determination, in its sole discretion, whether a New Loan qualifies as an Eligible Loan or whether to reject any New Loan proposed to be sold to Buyer by Seller.

(c) If Buyer notifies Seller in writing that Buyer is prepared to proceed with consideration of a New Loan for which Seller submitted an Initial Screening Package, then Seller shall prepare and submit to Buyer a Preliminary Due Diligence Package. Upon Buyer’s receipt of a Preliminary Due Diligence Package with respect to a New Loan, Buyer shall, within 10 Business Days, inform Seller whether it is prepared to proceed with further consideration of such New Loan, or whether Buyer will require a Supplemental Due Diligence Package in order to continue its evaluation of such New Loan. Upon Buyer’s receipt of such Supplemental Due Diligence Package or Buyer’s waiver thereof, Buyer shall, within 5 Business Days, either (i) notify Seller of Buyer’s intent to proceed with the Transaction and of its determination with respect to the Maximum Purchase Percentage and the Market Value for the related New Loan (such notice, a “Preliminary Approval”) or (ii) deny, in Buyer’s sole discretion, Seller’s request for the applicable Transaction. Buyer’s failure to respond to Seller within 5 Business Days, as applicable, shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Buyer and Seller have agreed otherwise in writing.

(d) Upon Seller’s receipt of Buyer’s Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Loan upon the terms set forth by Buyer in its Preliminary Approval, deliver the documents set forth below in this Section 3(d) with respect to each New Loan and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to Buyer’s Final Approval and issuance of a Confirmation, all in a manner and/or form reasonably satisfactory to Buyer in its sole discretion and pursuant to documentation reasonably satisfactory to Buyer in accordance with the requirements of this Agent:

(i) Delivery of Purchased Loan Documents. Seller shall deliver to Buyer: (A) with respect to any New Loan that is a Pre-Existing Loan, copies of the Purchased Loan Documents, except for such Purchased Loan Documents that were not in Seller’s possession; and (B) with respect to any New Loan that is an Originated Loan, drafts of the Purchased Loan Documents.

(ii) Environmental and Engineering. Buyer shall have received a “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer and an environmental consultant, approved by Buyer in its reasonable discretion.

(iii) Appraisal. Buyer shall have received an Appraisal of the related Eligible Property or Properties.

(iv) Insurance. Buyer shall have received certificates or other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Properties of types (including but not limited to casualty and general liability and, where required, terrorism insurance coverage), in amounts, with insurers and otherwise in compliance where required with the terms, provisions and conditions set forth in the Purchased Loan Documents and otherwise reasonably satisfactory to Buyer. Such certificates or other evidence shall indicate that Seller (or as to a New Loan that is a participation interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured, as its interest may appear, and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Loan Documents.

(v) Opinions of Counsel. Buyer shall have received copies of all legal opinions with respect to the New Loan (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Buyer; provided that Seller may deliver drafts of such opinions if such New Loan is being originated concurrently with the transfer to Buyer and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Loan.

(vi) Title Policy. Seller shall have delivered to Buyer (1) an unconditional commitment from the title company to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such New Loan with an amount of insurance that shall be not less than the principal balance of such New Loan, or (2) an endorsement or confirmatory letter from the existing title company to an existing Title Policy (in an amount not less than the principal balance of such New Loan) in favor of Seller and Seller’s successors and/or assigns that adds such parties as an additional insured.

(vii) Additional Real Estate Matters. To the extent obtained by Seller, Seller shall have delivered to Buyer such other real estate related certificates and documentation as may have been reasonably requested by Buyer, such as: (a) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Properties are in compliance with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form and prepared by a zoning consultant satisfactory to Buyer or evidence that the related Title Policy includes a zoning endorsement; and (b) abstracts of all material leases in effect at the Mortgaged Property delivered in connection with the New Loan.

(viii) Exception Report. Seller shall have delivered to Buyer a report of any exceptions to the representations and warranties in Exhibit V attached hereto (an “Exception Report”).

(ix) Other Documents. Buyer shall have received such other documents as Buyer shall reasonably deem to be necessary.

Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in clauses (i) through (ix) above, Buyer shall in its sole discretion either (A) notify Seller in writing that Buyer has not approved the New Loan or (B) notify Seller in writing that Buyer agrees to purchase the New Loan, subject to satisfaction (or waiver by Buyer) of the Transaction Conditions Precedent (a “Final Approval”) set forth in Section 3(f) below. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Buyer purchase the New Loan, unless Buyer and Seller have agreed otherwise in writing.

(e) Subject to satisfaction of the Transaction Conditions Precedent, Buyer shall deliver to Seller a written confirmation of its Final Approval in the form of Exhibit I attached hereto with respect to a proposed Transaction (a “Confirmation”); provided that, unless otherwise agreed by Seller, Buyer shall deliver a separate Confirmation with respect to each New Loan that will be the subject of a Transaction. Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.

(f) Provided that each of the Transaction Conditions Precedent set forth in this Section 3(f) have been satisfied (or waived by Buyer in its sole discretion), and subject to Seller’s rights under Section 3(g), Buyer shall transfer the Purchase Price to Seller with respect to each New Loan for which it has issued a Confirmation on the Purchase Date specified in such Confirmation, and the related New Loan shall be concurrently transferred by Seller to Buyer or its nominee. For purposes of this Section 3(f), the “Transaction Conditions Precedent” shall be satisfied with respect to any proposed Transaction if:

(1) no Default, Event of Default or unpaid Margin Deficit shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(2) Guarantor shall have delivered to Buyer a true and accurate Financial Covenant Compliance Certificate with respect to Guarantor’s most recently ended fiscal quarter;

(3) Seller shall have delivered to Buyer an Officer’s Certificate of Seller certifying that the representations and warranties made by Seller in any of the Transaction Documents are true and correct in all material respects as of the Purchase Date for such Transaction (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to issuance of the Confirmation by Buyer);

(4) Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement that the New Loan proposed to be sold to Buyer by Seller in such Transaction is an Eligible Loan and (B) obtained internal credit approval for the inclusion of such New Loan as a Purchased Loan in a Transaction;

(5) the applicable Purchased Loan File described in Section 7(b) of this Agreement shall have been delivered to Custodian or Bailee, and Buyer shall have received a Trust Receipt from Custodian or Bailee with respect to such Purchased Loan File;

(6) Seller shall deliver concurrently with the Closing of the Transaction to each Mortgagor or Underlying Obligor or related servicer or lead lender under any Purchased Loan a direction letter in accordance with Section 5(a) of this Agreement unless such Mortgagor or obligor or related servicer or lead lender is already remitting payments to the Servicer whereupon Seller shall direct the Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;

(7) Seller shall have paid to Buyer (i) the Facility Fee applicable to all Purchased Loans subject to the applicable Transaction and (ii) any unpaid Diligence Fees and Transaction Costs in respect of such Purchased Loan (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyer on the Purchase Date);

(8) such Purchased Loan shall not be a Delinquent Loan or a Defaulted Loan;

(9) the purchase of such Purchased Loan will not cause the aggregate Purchase Price of all Purchased Loans to exceed the Facility Amount as of the Purchase Date therefor;

(10) unless waived in writing by Buyer, the purchase of such Purchased Loan will not cause any of the Concentration Limits to be exceeded;

(11) Buyer shall have received true and complete copies of fully executed originals of all Transfer Documents;

(12) Buyer shall have received a written description of the anticipated exit strategy for the New Loan, which, for the avoidance of doubt, may include expected repurchase by Seller, Guarantor or any of their respective Affiliates; and

(13) there shall not have occurred

(i) (a) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (b) a general suspension of trading on major stock exchanges, or (c) a disruption in or moratorium on commercial banking activities or securities settlement services; or

(ii) (a) an event or events in the determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans, or (b) an event or events shall have occurred resulting in the Buyer not being able to finance Eligible Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events.

(g) Each Confirmation when signed by Seller and Buyer, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby unless objected to in writing by Seller no more than two (2) Business Days after the date such Confirmation is received by Seller. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than two (2) Business Days after such Confirmation is received by Seller. Following any such written objection by Seller, Buyer, in its sole discretion, may issue another Confirmation addressing Seller’s objections or may elect not to proceed with the proposed Transaction. In the event that there is any conflict between the terms of this Agreement and the terms of any Confirmation, the terms of such Confirmation shall control.

(h) Seller shall be entitled to terminate a Transaction, or any part of a Transaction, on demand, and repurchase the related Purchased Loan, in whole or part, as applicable, on any Business Day, subject to a minimum repurchase amount for any Purchased Loan equal to the lesser of (x) $2,000,000 and (y) the outstanding Repurchase Price of such Loan, prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) no Default or Event of Default shall have occurred and be continuing as of such Early Repurchase Date;

(ii) Seller notifies Buyer in writing, no later than one (1) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Loan;

(iii) in connection with any termination of a part of Transaction and related repurchase of a Purchased Loan in part but not in whole, Seller has, in the 30-day period ending on the proposed Repurchase Date, exercised its right to repurchase in part but not in whole (including all Purchased Loans proposed to be subject to repurchase in part as of such proposed Early Repurchase Date) no more than, in aggregate, five (5) times and with respect to no more than, in the aggregate, five (5) Purchased Loans as of such proposed Repurchase date and

(iv) Seller shall pay to Buyer on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Costs and any other amounts payable by Seller and outstanding under this Agreement (including, without limitation, Sections 3(l), 3(m), 3(n) and 3(o) of this Agreement, if any) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Loan and Seller shall pay to Buyer the Exit Fee in connection with such repurchase; provided that no Exit Fee shall be payable if and to the extent that (1) such Purchased Loan is repaid only in part and not in whole, (2) such Purchased Loan is repaid in whole as a result of, and applying the principal proceeds received from, a voluntary prepayment or repayment at maturity by an Underlying Obligor; (3) such repurchase is being made in connection with the foreclosure or other exercise of remedies under the underlying Purchased Loan Documents; (4) such Purchased Loan is being subsequently or simultaneously repurchased by Buyer for its own balance sheet or for inclusion in a Buyer-led CMBS; (5) such repurchase is being made in connection with a sale by Seller of the Purchased Loan in connection with a discounted pay-off thereof, or (6) such repurchase is being made to cure a Margin Deficit in accordance with Section 4 in respect of a Purchased Loan with a Market Value of zero.

In connection with any termination of a part of a Transaction pursuant to this Section 3(h), Buyer and Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price with respect to such Transaction.

(i) On the Repurchase Date (or the Early Repurchase Date, as applicable), in connection with a termination or a repurchase in whole of the applicable Transactions, will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Loans, and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer of the Repurchase Price, all Costs and any other amounts payable by Seller and outstanding under this Agreement (including without limitation, Sections 3(l), 3(m),
3(n) and 3(o) of this Agreement, if any) to an account of Buyer. Notwithstanding any provision to the contrary contained elsewhere in any Transaction Document, at any time during the continuance of an Event of Default, a monetary Default or a material non-monetary Default, or an unsatisfied Margin Deficit, Seller shall not repurchase a Purchased Loan in connection with a full payoff of the underlying Mortgage Loan by the Underlying Obligor thereon, unless one-hundred percent (100%) of the net proceeds due in connection with such payoff shall be paid directly to Buyer in lieu of the payment of the Repurchase Price for such Purchased Loan. During the continuance of an Event of Default, a monetary Default or a material non-monetary Default, the portion of all such net proceeds in excess of the then-current Repurchase Price of the related Purchased Loan shall be applied by Buyer, first to cure any such Default of Event of Default then existing or Margin Deficit then outstanding, and then to reduce any other amounts due and payable to Buyer under this Agreement as Buyer determines in its discretion.

(j) Upon Buyer’s determination that, or Seller otherwise obtaining Knowledge that, any Purchased Loan no longer qualifies as an Eligible Loan (which determination shall not be based on any facts or conditions with respect to such Purchased Loan that were disclosed to Buyer in writing prior to the consummation of the purchase thereof by Buyer, whether pursuant to an Exception Report or otherwise), or that any of the representations and warranties with respect to any Purchased Loan set forth in Section 10(a)(vi) or Section 10(a)(viii) (but specifically excluding the MTM Representations, which shall in no event cause an Early Repurchase and shall solely be used in connection with the determination of Market Value in accordance with this Agreement) are otherwise untrue or incorrect in any respect, Seller shall immediately, but no later than three Business Days after receiving notice that, or otherwise obtaining Knowledge that, such Purchased Loan no longer satisfies all of the requirements of an Eligible Loan or that any of the representations and warranties with respect to any Purchased Loan set forth in Section 10(a)(vi) or Section 10(a)(viii) (but specifically excluding the MTM Representations, which shall in no event cause an Early Repurchase and shall solely be used in connection with the determination of Market Value in accordance with this Agreement) are otherwise untrue or incorrect in any respect, repurchase such Purchased Loan pursuant to the requirements of this Section 3(j) and the date such repurchase of any such Purchased Loan is effected or required shall be the Repurchase Date for such Purchased Loan. On the Repurchase Date for each Purchased Loan, Seller shall transfer to Buyer the Repurchase Price for such

Purchased Loan as of the Repurchase Date, and pay all amounts due to any Hedge Counterparty under the related Hedging Transaction and, so long as no Event of Default has occurred and is continuing, Buyer shall transfer to Seller such Purchased Loan, whereupon the Transaction with respect to such Purchased Loan shall terminate. So long as no Event of Default has occurred and is continuing, Buyer shall be deemed to have simultaneously released its security interest in such Purchased Loan, shall authorize Custodian to release to Seller the Purchased Loan Documents for such Purchased Loan and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Loan, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Loan from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Loan, free and clear of any other interests or Liens caused by (i) Buyer’s actions or inactions and (ii) so long as Servicer is Buyer or an Affiliate of Buyer, the actions or inactions of Servicer. Any Income with respect to such Purchased Loan received by Buyer or Depository Bank after payment of the Repurchase Price therefor shall be remitted to Seller.

(k) Subject to the conditions in this Section 3(k), upon written notice by Seller delivered to Buyer no earlier than ninety (90) days and no later than thirty (30) days before the Initial Facility Termination Date, Seller may extend the Initial Facility Termination Date for a one year period (the “First Extension Option”). If the First Extension Option is validly exercised, then, subject to the conditions in this Section 3(k), upon written notice by Seller delivered to Buyer no earlier than ninety (90) days and no later than thirty (30) days before the Facility Termination Date as extended pursuant to the First Extension Option, Seller may extend the Facility Termination Date as so extended for an additional one year period (the “Second Extension Option”). Seller may only exercise an Extension Option if (A) as of the date Seller provides notice of its request to extend the then-current Facility Termination Date and as of the Facility Termination Date in effect prior to giving effect to the Extension Option (i) no Default or Event of Default has occurred and is continuing and (ii) no Margin Deficit exists (other than any Margin Deficit that has been paid in full), and (B) Seller has paid the Extension Fee to Buyer on or before the then-current Facility Termination Date prior to giving effect to the requested Extension Option.

(l) If Buyer determines that for any reason, (i) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market in the outstanding amount of the aggregate Repurchase Price for terms equal to one (1) month or (ii) adequate and reasonable means do not exist for determining LIBOR, Buyer will promptly so notify Seller. Thereafter, the obligation of Buyer to provide LIBOR shall be suspended until Buyer revokes such notice. During the period of any such suspension, the Pricing Rate from day to day outstanding, which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the sum of (A) the higher of (x) the Federal Funds Rate and (y) the Prime Rate, in each case, for that day plus (B) the Applicable Spread (the “Alternative Rate”).

(m) Notwithstanding any other provision herein, if, after the date of this Agreement, if Buyer determines that for any reason, any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Buyer to make, maintain or fund loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Buyer to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank eurodollar market, then, on notice thereof by Buyer to Seller, any obligation of Buyer to provide the LIBOR rate shall be suspended, until Buyer notifies Seller that the circumstances giving rise to such determination no longer exist. During the period of any such suspension, the Pricing Rate from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the Alternative Rate. Upon any conversion to the Alternative Rate, whether pursuant to Section 3(l) or 3(m), Seller shall have the option, at its sole discretion, to repurchase all or any portion of the Purchased Loans without the payment of any Exit Fee.

(n) Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any loss or expense (not to include any lost profit or opportunity or other consequential costs) (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) that Buyer actually sustains or incurs as a consequence of (i) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(g) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date (including, without limitation, any such actual out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from fees payable to terminate the deposits from which such funds were obtained, provided that Seller shall not be obligated to reimburse Buyer for the incremental cost of reemploying funds or terminating deposits that arise solely as a result of Buyer’s depositing funds or employing funds at a rate calculated other than by reference to LIBOR) or (iii) Seller’s failure to sell Eligible Loans to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has given a Final Approval to purchase such Eligible Loans in accordance with the provisions of this Agreement.

(o) If after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i) shall subject Buyer to any Taxes (other than (i) Indemnified Taxes (with Other Taxes applying for these purposes without the proviso thereof), (ii) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on Buyer any other condition (other than Taxes) due to this Agreement or the Transactions;

and the result of any of the foregoing is to increase the cost to Buyer of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, and provided that Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay Buyer, within ten (10) Business Days after written demand therefor is received by Seller, any additional amounts necessary to compensate Buyer for such increased cost payable or reduced amount receivable. If Buyer becomes aware that it is entitled to claim any additional amounts pursuant to this Section 3(n), it shall notify Seller in writing of the event by reason of which it has become so entitled. A certificate as to the calculation of any additional amounts payable pursuant to this Section 3(n) shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.

(p) If Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding reserve, special deposit or similar requirements relating to extensions of credit or other assets of Buyer or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding such requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Buyer to be material, then from time to time, within 10 Business Days after submission by Buyer to Seller of a written request therefor, and provided that Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.

(q) If any of the events described in Section 3(l), Section 3(m), Section 3(o) or Section 3(p) result in Buyer’s election to use the Alternative Rate or Buyer’s request for additional amounts, then Seller shall have the option to notify Buyer in writing of its intent to terminate all of the Transactions and repurchase all of the Purchased Loans no later than two (2) Business Days after such notice is given to Buyer, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(h) but without the payment of any Exit Fee or other cost, fee or penalty in connection therewith. The election by Seller to terminate the Transactions in accordance with this Section 3(q) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Loans.

(r) From and after the Facility Termination Date, Buyer shall have no further obligation to purchase any New Loans. On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Loans and transfer payment of the Repurchase Price for each such Purchased Loan, together with the accrued and unpaid Price Differential and all

Costs and other amounts due and payable to Buyer hereunder. Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Loans to Seller until payment in full to Buyer of all amounts due hereunder.

(s) At any time prior to the Facility Termination Date, in the event that either (x) Seller terminates one or more Transactions in part but not in whole, and repurchases in part but not in whole one or more of the Purchased Loans related thereto pursuant to Section 3(h) hereof or (y) the Purchase Price for any Purchased Loan is less than the Maximum Purchase Price therefor, Seller may submit to Buyer a request for a new Transaction with respect to any such Purchased Loan requesting that Buyer transfer additional cash to Seller in an amount no less than $2,000,000, representing a portion of the Purchase Price for such Purchased Loan in an amount requested by Seller, which shall not exceed the difference as of the proposed date for such new Transaction between (A) the Maximum Purchase Price minus (B) the outstanding Purchase Price of such Purchased Loan as of such proposed date (each such transaction, an “Additional Advance Transaction” and the amount so funded with respect to each Additional Advance Transaction, the “Additional Funding Amount”). Buyer shall not be required to fund any Additional Advance Transaction unless, immediately prior to and, immediately after giving effect to, such proposed Additional Advance Transaction (1) no uncured Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Additional Advance Transaction, or (2) there has been, in the preceding 30-day period, (x) no more than, in aggregate, five (5) Additional Advance Transactions and (y) there has been no more than, in the aggregate, five (5) Purchased Loans subject to Additional Advance Transactions (taking into account all Purchased Loans in respect of which an Additional Advance Transaction is being proposed). Upon delivery of a written request by Seller for an Additional Advance Transaction, and Buyer’s satisfaction in its sole discretion that all terms and conditions set forth in this Section 3(s) have been complied with, Buyer shall fund each such Additional Advance Transaction in an amount (the “Additional Funding Amount”) no greater than the Maximum Purchase Price for the related Purchased Loan. In connection with any such Additional Advance Transaction, Buyer and Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price with respect to such Transaction.

SECTION 4

MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS

Buyer may determine and re-determine the Market Value of any or all Purchased Loans and the Asset Base on any Business Day and on as many Business Days as it may elect. If the Aggregate Repurchase Price of the Purchased Loans as determined by Buyer in its sole discretion in accordance with this Agreement on any date of determination exceeds the Asset Base as of such date of determination (a “Margin Deficit”), and such Margin Deficit is greater than the Minimum Margin Amount, then Seller shall, no later than one (1) Business Day after receipt of Buyer’s written notice to Seller of such Margin Deficit (a “Margin Deficit Notice”) if such Margin Deficit is delivered before 1 p.m. on any Business Day, otherwise not later than 2 Business Days after receipt of a Margin Deficit Notice, either deliver to Buyer (i) cash or Cash Equivalents or (ii) additional collateral acceptable to Buyer in its sole and absolute discretion

(including, without limitation, Eligible Loans pursuant to the terms of this Agreement), in each case in an amount sufficient to reduce the Aggregate Repurchase Price to an amount equal to the Asset Base as redetermined by Buyer after giving effect to the delivery of cash or Cash Equivalents or additional collateral by Seller to Buyer pursuant to this Section 4. Any cash or Cash Equivalents delivered to Buyer pursuant to this Section 4 shall be applied by Buyer to reduce the Repurchase Price of each Purchased Loan on a dollar-for-dollar basis in respect of which payment to cure a Margin Deficit has been made. No Exit Fee shall be due or payable in connection with any reduction of the Aggregate Repurchase Price as a result of applying any payments made in accordance with this Section 4.

SECTION 5

INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) On or before the date hereof, Seller and Buyer shall establish and maintain with the Depository Bank a deposit account in the name of Seller and under the sole control of Buyer with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”). Seller shall cause all Income with respect to the Purchased Loans or cash or Cash Equivalents delivered under Section 4 to be deposited in the Blocked Account. In furtherance of the foregoing, Seller shall cause Servicer to remit to the Blocked Account all Income received in respect of the Purchased Loans within one (1) Business Day of receipt. All Income in respect of the Purchased Loans, which shall include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account.

(b) Unless a Default or an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income on deposit in the Blocked Account in respect of the Purchased Loans and the associated Hedging Transactions shall be applied as follows:

(i) first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;

(ii) second, to Buyer, all Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii) third, all amounts payable to Buyer, as a Hedge Counterparty or any Affiliate of Buyer, as a Hedge Counterparty, under any Hedging Transaction;

(iv) fourth, if a Principal Payment in respect of any Purchased Loan has been made during such Collection Period, to Buyer, an amount equal to the greater of (i) the product of the amount of such Principal Payment multiplied by the applicable Purchase Percentage and (ii) such greater amount, such that after giving effect to such payment of the applicable Repurchase Price, the Aggregate Repurchase Price of the Purchased Loans is equal to the Asset Base, as reasonably determined by Buyer after giving effect to such payment; and

(v) fifth, to Seller the remainder, if any; provided that, if any Default has occurred and is continuing on such Remittance Date, all amounts otherwise payable to Seller hereunder shall be retained in the Blocked Account until the earlier of (x) the day on which Buyer provides written notice to the Depository Bank that such Default has been cured to satisfaction of Buyer in its sole discretion (which notice Buyer shall deliver, with a copy to Seller, immediately following Buyer’s determination that such Default has been cured), at which time the Depository Bank shall apply all such amounts pursuant to this priority fifth; and (y) the day that is ten (10) Business Days after the occurrence of the applicable Default, at which time the Depository Bank shall apply all such amounts pursuant to Section 5(c).

(c) If a Default or Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Loans and the associated Hedging Transactions shall be applied on the Business Day next following the Business Day on which such funds are deposited in the Blocked Account as follows:

(i) first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Business Day;

(ii) second, to Buyer, all Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii) third, all amounts payable to Buyer, as a Hedge Counterparty or any Affiliate of Buyer, as a Hedge Counterparty, under any Hedging Transaction;

(iv) fourth, to Buyer, an amount equal to the Aggregate Repurchase Price of the Purchased Loans, until the Aggregate Repurchase Price for all of the Purchased Loans has been reduced to zero; and

(v) fifth, to Seller the remainder, if any.

(d) If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Loan or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an Underlying Obligor under such Purchased Loan (either before or after the Repurchase Date), Buyer may provide Seller with written notice of such required return, and Seller shall pay the amount of such required return to Buyer by 11:00 a.m., New York time, on the Business Day following Seller’s receipt of such notice.

(e) Subject to the other provisions hereof, Seller shall be responsible for all Costs in respect of any Purchased Loans to the extent it would be so obligated if the Purchased Loans had not been sold to Buyer. Buyer shall provide Seller with notice of any Costs promptly upon receiving such notice, and Seller shall pay the amount of any Costs to Buyer by 11:00 a.m., New York time, on the later of (i) five (5) Business Days after the date on which Buyer has informed Seller in writing that such amount is due under the Purchased Loan Documents and (ii) three (3) Business Days following Seller’s receipt of such written notice.

SECTION 6

CAUTIONARY SECURITY INTEREST

(a) Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Loans for all purposes (other than for U.S. Federal, state and local income or franchise tax purposes) and not loans from Buyer to Seller secured by the Purchased Loans. However, in the event that any Transaction is deemed to be a loan, Seller hereby pledges to Buyer as security for the performance by Seller of its obligations under the Transactions and the Transaction Documents and hereby grants to Buyer a security interest in all of Seller’s right, title and interest in and to (i) all of the Purchased Loans (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Loans) and related Servicing Rights, (ii) all Hedging Transactions, (iii) the Blocked Account and all amounts and property from time to time on deposit therein, (iv) all Income from the Purchased Loans, (v) all insurance policies and insurance proceeds relating to any Purchased Loan or the related Eligible Property, (vi) all “general intangibles”, “deposit accounts”, “securities accounts”, “securities”, “instruments”, “investment property” and “proceeds” of any of the foregoing, each as defined in the UCC relating to or constituting any and all of the foregoing, (vii) all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing, and (viii) any other property, rights, title or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Loan Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

(b) With respect to the security interest in the Repurchase Assets granted in Section 6(a) hereof, and with respect to the security interests granted in Section 6(c), Seller covenants that such security interests shall at all times be validly perfected under the UCC as in effect in each applicable jurisdiction, and that Buyer’s perfected security interest in all Repurchase Assets shall at all times be senior to the rights of any other creditor of Seller. Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents. In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause UCC financing statements in form satisfactory to Buyer to be filed in the filing office required to perfect Buyer’s security interest in all Repurchase Assets in which a security interest may be perfected by filing naming Seller as debtor, Buyer as secured party and adequately identifying the Repurchase Assets as may be necessary to perfect and maintain perfection and priority of the outright transfer, including under Section 22 of this Agreement (and which collateral description may identify the collateral as “all assets of the debtor” or such other “super-generic” description in accordance with Section 9-504 of the Uniform Commercial Code as in effect in the State of Delaware) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Loans) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be requested by Buyer with respect to the perfection and priority of the outright transfer of the Purchased Loans and the security interest granted hereunder in the Repurchase Assets and the rights and remedies of Buyer with respect to the Repurchase Assets (including under Section 22 of this Agreement, and including the payments of any fees and taxes required in connection with the execution and delivery of this Agreement).

(c) Pursuant to Seller’s pledge to Buyer of all of Seller’s right, title and interest in all Hedging Transactions relating to Purchased Loans entered into by Seller and all proceeds thereof, Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Buyer and shall cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Buyer, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Buyer to redirect payments under such Hedging Transaction as Buyer may direct. So long as no Event of Default shall be continuing, Buyer agrees that it will not redirect payments under any Hedging Transaction pledged to Buyer pursuant to the terms of this Section 6(c).

(d) In connection with the repurchase by Seller of any Purchased Loan in accordance with this Agreement, upon receipt of the Repurchase Price by Buyer, Buyer will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to reconvey such Purchased Loan and any Income related thereto to Seller.

SECTION 7

PAYMENT, TRANSFER AND CUSTODY

(a) Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Loans and all rights thereunder shall be transferred to Buyer or its designee (including the Custodian or Bailee) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction. On the Purchase Date for the first Transaction, Buyer will provide Seller with a power of attorney, substantially in the form attached as Exhibit IV-B hereto, allowing Seller to administer, operate and service such Purchased Loans unless an Event of Default, a monetary Default or a material non-monetary Default has occurred and is continuing, but subject to Seller’s right to take such action as necessary in accordance with Section 7(c). Provided that no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing, but subject to Seller’s right to take such action as necessary in accordance with Section 7(c), the power of attorney shall be binding upon Buyer and Buyer’s successors and assigns.

(b) With respect to each Purchased Loan, Seller shall cause the Bailee to deliver to the Buyer by no later than 1:00 p.m. (New York time), on the Business Day prior to the Purchase Date, by electronic transmission a true and complete copy of the related promissory note, the Insured Closing Letter and Escrow Instructions, if any and the executed Bailee Agreement (provided such electronic transmission shall be made on the Purchase Date with respect to any Table Funded Purchased Loan). In connection with the sale of each Purchased Loan, not later than 1:00 p.m. (New York time) on the third (3rd) Business Day following the applicable Purchase Date), Seller shall deliver or cause Bailee to deliver (with a copy to Buyer) and release to the Custodian (together with the Custodial Delivery Certificate), and shall cause the Custodian to deliver a Trust Receipt on the first Business Day following Seller’s (or Bailee’s) delivery aforesaid confirming the receipt of the following original (or where indicated, copied) documents, to the extent applicable (collectively, the “Purchased Loan File”), pertaining to each of the Purchased Loans identified in the Custodial Delivery Certificate delivered therewith; provided that, in connection with the sale of each Purchased Loan other than a Table Funded Purchased Loan, not later than 1:00 p.m. (New York time) on the Business Day prior to the Purchase Date, Seller shall deliver the original Mortgage Note, Mezzanine Note or Participation Certificate, as applicable, in the manner and along with the documentation and endorsements set forth in in clause (i)(A) below:

(i) With respect to each Purchased Loan, the following documents, as applicable and subject to clause (ii) below:

(A) The original Mortgage Note, Mezzanine Note or Participation Certificate, as applicable, bearing all intervening endorsements, endorsed “Pay to the order of              without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note or Mezzanine Note attached thereto.

(B) The original or a copy of the loan agreement and the guarantee, if any, executed in connection with the Purchased Loan.

(C) The original Mortgage with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of Seller or certification of Bailee certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(D) The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of Seller or certification of Bailee certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(E) The original Assignment of Mortgage in blank for each Purchased Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”).

(F) The originals of all intervening assignments of mortgage (if any) with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of Seller certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(G) The original Title Policy or, if the original Title Policy has not been issued, the original irrevocable marked commitment to issue the same or a copy of the original Title Policy certified by an officer of Seller to be true and correct.

(H) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan or a copy of same certified by an officer of Seller to be true and correct.

(I) The original Assignment of Leases, if any, with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of Seller, certifying that such copy represents a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(J) The originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of Seller certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(K) A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof together with evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(L) The original environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or incorporated into the applicable loan documents (if any) or copy thereof certified by an officer of Seller to be true and correct.

(M) The original omnibus assignment in blank or such other documents necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Loan (if any).

(N) Mortgagor’s certificate or title affidavit (if any).

(O) A Survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(P) A copy of all servicing agreements and Servicing Records related to such Purchased Loan, which Seller shall deliver to Servicer (with a copy to Buyer).

(Q) A copy of the Mortgagor’s opinions of counsel.

(R) An assignment of any management agreements, permits, contracts and other material agreements (if any).

(S) Reports of UCC, tax lien, judgment and litigation searches as requested by Buyer, conducted by search firms reasonably acceptable to Buyer with respect to the Purchased Loan, Seller and the related Underlying Obligor, such searches to be conducted in each location Buyer shall reasonably designate and such reports reasonably satisfactory to Buyer.

(T) The original or a copy of the intercreditor or co-lender agreement (if any) executed in connection with the Purchased Loan to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with senior, junior or similar financing, whether mortgage financing or mezzanine loan financing.

(U) Copies of all documents relating to the formation and organization of the related Underlying Obligor under such Purchased Loan, together with all consents and resolutions delivered in connection with such Underlying Obligor’s obtaining such Purchased Loan.

(V) All other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Loan, executed and delivered in connection with, or otherwise relating to, such Purchased Loan, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

(ii) If Seller cannot deliver, or cause to be delivered, any of the original documents and/or instruments required to be delivered as originals under the provisions above (it being understood that delivery of original documents described in clauses (C) through (V) above for Purchased Loans that are Mezzanine Loans or Participation Loans will be impractical or impossible), Seller shall deliver a photocopy thereof and, unless waived by Buyer, an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original. Seller shall then (1) obtain and deliver the original document within 90 days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using its best efforts to obtain the original), (2) after the expiration of such 90-day period, deliver to Buyer a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document and (3) within five Business Days after the expiry of such 90-day period, Buyer shall have the right to deliver written notice to Seller, requiring that Seller repurchase such Purchased Loan in the manner set forth in Section 3(i), and the Early Repurchase Date for such Purchased Loan shall be the third Business Day after delivery of such notice to Seller by Buyer and, if Buyer does not elect such repurchase within such five Business Day period, Seller shall have no further obligation to deliver the related original documents.

(c) From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents on behalf of Buyer and as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit IV-A attached hereto irrevocably appointing Buyer its attorney-in-fact with full power during the occurrence and continuance of an Event of Default and, subject to the following sentence, during the occurrence and continuance of a monetary Default or material non-monetary Default. If a monetary Default or a material non-monetary Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) hereof (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer may exercise its power of attorney during the existence and continuation of any such monetary default or material non-monetary default, as the case may be, as Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Loans as and when permitted pursuant to Section 14(b) hereof. The power of attorney may be used to (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note, Mezzanine Note or Participation Certificate, as applicable, and (iii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against any Purchased Loans and the related Purchased Loan Files and the Servicing Records. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or cause the Purchased Loan

Files to be deposited directly, with the Custodian to be held by the Custodian on behalf of Buyer. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee. The possession of the Purchased Loan File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans or is in connection with a repurchase of any Purchased Loan by Seller or is pursuant to the order of a court of competent jurisdiction.

(d) On the date of this Agreement, Buyer shall have received all of the following items and documents, each of which shall be satisfactory to Buyer in form and substance:

(i) Transaction Documents.

(A) this Agreement, duly executed and delivered by Seller and Buyer;

(B) the Custodial Agreement, duly executed and delivered by Seller, Buyer and Custodian;

(C) the Pledge Agreement;

(D) the Blocked Account Agreement, duly executed and delivered by Seller, Buyer, Servicer and Depository Bank;

(E) the Fee Letter, duly executed and delivered by Seller and Buyer; and

(F) the Guaranty, duly executed and delivered by Guarantor.

(ii) Organizational Documents. Certified copies of the organizational documents of the Seller, Parent and the Guarantor and resolutions or other documents evidencing the authority of Seller, Parent and the Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller, Parent and/or Guarantor from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller, Parent or Guarantor, as the case may be, to the contrary);

(iii) Legal Opinion. Opinions of counsel to Seller, Parent and the Guarantor in form and substance satisfactory to Buyer in its commercially reasonable discretion as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act and such other matters as may be reasonably and customarily requested by Buyer;

(iv) KYC Documentation. Such documentation relating to Seller and Guarantor required by Buyer for compliance with Buyer’s “know-your customer” compliance procedures; and

(v) Other Documents. Such other documents as Buyer may reasonably and customarily request.

SECTION 8

CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED LOANS

(a) Subject to the terms and conditions of this Agreement, title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of its interest in the Purchased Loans in accordance with the terms and conditions of the Purchased Loan Documents. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging, at Buyer’s expense, in repurchase transactions with the Purchased Loans with Persons in conformity with the terms and conditions of the Purchased Loan Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating all or a portion of its interest in the Purchased Loans to Persons in conformity with the terms and conditions of the Purchased Loan Documents, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b) Subject to the terms and conditions of this Agreement, any documents delivered to the Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

SECTION 9

SINGLE PURPOSE ENTITY

Section 9.01 Covenants Applicable to Seller. Seller shall (i) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Transaction Document, (ii) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) with respect to the Purchased Loan Documents, and (B) trade payables in the ordinary course of its business which are either (x) no more than 90 days past due or (y) to the extent any trade payables are more than 90 days past due, such trade payables do not exceed $250,000.00, and are being contested in good faith and for which adequate reserves are maintained, and (C) as otherwise expressly permitted under this Agreement, (iii) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the origination or acquisition of New Loans for purchase under the Transaction Documents, (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from and solely to the extent of its own assets, (v) comply with the special purpose provisions of its certificate of formation and limited liability company agreement, (vi) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive the Special Purpose Provision of its Limited Liability Company Agreement (as defined therein) in a manner so as to modify or limit its obligations in accordance with this Section 9.01, without prior written consent of the Buyer, (vii) maintain all of its books, records, balance sheet and bank accounts separate from those of its Affiliates, (viii) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding Known to Seller regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (ix) maintain adequate capital solely through income received from the operation of its business for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, (x) not engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except in connection with a Capital Markets event or as otherwise contemplated herein), (xi) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner so as to identify, segregate or ascertain its properties and assets from those of others, (xii) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (xiii) not hold itself out to be responsible for the debts or obligations of any other Person, (xiv) not, without the prior written consent of its Independent Director, take any Act of Insolvency, (xv) (A) have at all times at least one (1) Independent Director whose vote is required to take any Act of Insolvency, and (B) provide Buyer with up-to-date contact information for such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and serves as an “Independent Director” for Seller, (xvi) ensure that the Governing Documents for Seller provide that, for so long as any all Repurchase Obligations remain outstanding, (A) that Buyer be given at least 5 Business Days’ prior notice of the removal and/or replacement of such Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director, (B) that, to the fullest extent permitted by law, and notwithstanding any duty otherwise existing at law or in equity, such Independent Director or Independent Manager shall consider only the interests of Seller, including its respective creditors, in acting or otherwise voting on the Act of Insolvency, and (C) that, except for duties to Seller as set forth in the immediately preceding clause (including duties to the holders of the Equity Interests in Seller or Seller’s respective creditors solely to the extent of their respective economic interests in Seller, but excluding (1) all other interests of the holders of the Equity Interests in Seller, (2) the interests of other Affiliates of Seller, and (3) the interests of any group of Affiliates of which Seller is a part), the Independent Director or Independent Manager shall not have any fiduciary duties to the holders of the Equity Interests in Seller, any officer or any other Person bound by the Governing Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, provided further, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (xvii) not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction, (xviii) use separate stationary, invoices and checks bearing its own name, (xix) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, (xx) not pledge its assets to secure the obligations of any other Person, (xxi) not form, acquire or hold any Subsidiary or own any Equity Interest (other than in connection with a Mezzanine Loan and any enforcement of Seller’s rights thereunder) in any other entity, in each case, other than Seller; and (xxii) have one natural person (who may be the Independent Director) that is not an economic member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a special member of the company simultaneously with the resignation or dissolution of the last remaining member of the company such that the company is continued without dissolution.

SECTION 10

REPRESENTATIONS

(a) Seller represents and warrants to Buyer that as of the Purchase Date and as of the date of this Agreement and at all times while this Agreement and any Transaction thereunder is in effect:

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller’s organization and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Due Execution; Enforceability. The Transaction Documents have been duly executed and delivered by Seller. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Non Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (x) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, (y) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (z) violate or conflict with contractual obligations of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound, in the case of the foregoing clauses (x) through (z), to the extent such conflict or breach is reasonably likely to result in a material adverse effect. Seller, to its Knowledge, has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents.

(iv) Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best Knowledge of Seller, threatened in writing against Seller or any of its assets which is reasonably likely to result in material adverse effect. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v) No Broker. Seller has not dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Loans pursuant to any Transaction Documents.

(vi) Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Buyer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of set-off, any prior sale, transfer, assignment, or participation by Seller or any agreement by Seller to assign, convey, transfer or participate in such Purchased Loans, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Loans to Buyer, and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans (other than for U.S. Federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights and Buyer’s rights pursuant to this Agreement. In the event that the related Transaction is recharacterized as a secured financing of the Purchased Loans and with respect to the security interests granted in Sections 6(a) and 6(c), the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Sections 6(a) and the other collateral specified in Section 6(c), and Buyer shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral, subject to no lien or rights of others other than as granted herein.

(vii) No Defaults; No Internal Control Event. As of the Closing Date and each Purchase Date, no Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents. At all times while this Agreement and any Transaction thereunder is in effect, no monetary Default, material non-monetary Default or Event of Default Known to Seller has occurred and is continuing under or with respect to the Transaction Documents. No Internal Control Event has occurred.

(viii) Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. Each Purchased Loan sold hereunder, as of the applicable Purchase Date for the Transaction in question, is an Eligible Loan and conforms to the applicable representations and warranties set forth in Exhibit V attached hereto, except as has been disclosed to Buyer in an Exception Report prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Loan and otherwise from time to time. Each Purchased Loan has been either (x) originated directly by Seller or (y) originated by a third party unaffiliated with Seller and sold to Seller in a secondary market transaction for fair market value in a transaction on arm’s length terms. It is understood and agreed that the representations and warranties set forth in Exhibit V hereto (as modified by any Exception Report disclosed to Buyer in writing prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Loan and otherwise from time to time), shall survive delivery of the respective Purchased Loan File to Buyer or its designee (including the Custodian). With respect to each Purchased Loan, the Mortgage Note, Mezzanine Note or Participation Certificate, as applicable, the Mortgage (if any), the Assignment of Mortgage (if any) and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered (or with respect to Table Funded Purchased Loans shall be delivered in accordance with Section 7(b)) to Buyer or the Custodian on its behalf or such requirement will have been expressly waived in writing by Buyer. Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian.

(ix) Adequate Capitalization; No Fraudulent Transfer. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, and is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. Seller has not received any written notice that any payment or other transfer made to or on account of Seller from or on account of any Mortgagor or any other person obligated under any Purchased Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.

(x) Organizational Documents. Seller has delivered to Buyer true and correct certified copies of its organizational documents, together with all amendments thereto.

(xi) No Encumbrances. Except to the extent set forth in the Transaction Documents, there are (a) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans and (b) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans.

(xii) No Investment Company. Neither Seller nor Guarantor is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(xiii) Taxes. Seller has timely filed or caused to be filed all required U.S. federal and other material Tax returns and has timely paid all U.S. federal and other material Taxes, except to the extent that such Taxes are being currently contested in good faith by appropriate proceedings diligently conducted, and adequate reserves have been established with respect to such Taxes in accordance with GAAP. No Tax liens have been filed against any of Seller’s assets, and no claims are currently being asserted in writing against Seller (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xiv) ERISA. Neither Seller nor any ERISA Affiliate (a) sponsors or maintains any Plans or (b) makes any contributions to or has any liabilities or obligations (direct or contingent) under Title IV of ERISA with respect to any Plans. Seller does not, and would not be deemed to, hold Plan Assets and, to the best of Seller’s Knowledge, the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations.

(xv) Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xvi) Full and Accurate Disclosure. No information or written statement prepared and provided by Seller or Guarantor pursuant to the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii) Financial Information. All financial data concerning Seller and Guarantor and any subsidiaries of Guarantor that are also parents of Seller and all data concerning the Purchased Loans that has been delivered to Buyer by Seller, any Affiliate of Seller or Seller’s advisors is true, complete and correct in all material respects and has been prepared in accordance with GAAP (to the extent applicable). Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or Guarantor or, other than as disclosed to Buyer in writing, to any Purchased Loan, or to the results of operations of Seller or Guarantor, which change is reasonably likely to result in a material adverse effect.

(xviii) Jurisdiction of Organization. Seller’s jurisdiction of organization is the State of Delaware.

(xix) Location of Books and Records. The location where Seller keeps its books and records at its chief executive office at 345 Park Avenue, New York, NY 10154.

(xx) REIT Status. Guarantor is a REIT. Seller is treated as a qualified REIT subsidiary, as defined in Section 856(i)(2) of the Code.

(xxi) Regulation T, U and X. Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provisions of Regulation T, U or X.

(xxii) USA PATRIOT Act; OFAC. None of Seller, Parent, Guarantor or any of their respective Affiliates is a Prohibited Person and each of Seller, Parent and Guarantor is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. None of Seller, Parent or Guarantor or any of their respective members, directors, executive officers, parents or Subsidiaries: (A) are subject to U.S. or multilateral economic or trade sanctions currently in force; (B) are owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; or (C) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Each of Seller and Guarantor has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT ACT”) (collectively, the “Anti-Money Laundering Laws”).

SECTION 11

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a) subject to Seller’s right to repurchase, take any action which would directly or indirectly materially impair or adversely affect Buyer’s title to the Purchased Loans;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, except where the Purchased Loans in question are or have been repurchased from Buyer;

(c) create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Loans, except as described in Section 6 of this Agreement;

(d) create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Repurchase Assets for the benefit of any Person other than Buyer;

(e) consent or assent to a Significant Modification of any Purchased Loan without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed;

(f) other than in connection with a Capital Markets Event, take any action or permit such action to be taken which would result in a Change of Control;

(g) after the occurrence and during the continuation of any Event of Default, monetary Default or material non-monetary Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(h) sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) under Title IV of ERISA with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) under Title IV of ERISA with respect to, any Plan;

(i) engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Loans or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations;

(j) make any future advances under any Purchased Loan to any Underlying Obligor that are not permitted or contemplated by the related Purchased Loan Documents;

(k) seek its dissolution, liquidation or winding up, in whole or in part; or

(l) incur any Indebtedness except as provided in Section 9(a)(ii), cease to be a Special Purpose Entity or at any time violate any of the requirements set forth in Section 9.

SECTION 12

AFFIRMATIVE COVENANTS OF SELLER

(a) To the extent not otherwise disclosed pursuant to Section 12(i), Seller shall give notice to Buyer of the following (accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):

(i) promptly upon receipt of written notice or Knowledge of the occurrence of any Default or Event of Default;

(ii) with respect to any Purchased Loan sold to Buyer hereunder, promptly following receipt of any Principal Payment (in full or in part);

(iii) with respect to any Purchased Loan sold to Buyer hereunder, promptly following receipt of notice or knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the value of such Mortgaged Property;

(iv) promptly upon becoming aware that any Purchased Loan is not an Eligible Loan or that any of the representations and warranties set forth in Exhibit V with respect to any Purchased Loan is untrue or incorrect in any respect;

(v) promptly upon Seller’s Knowledge of (1) any Purchased Loan that becomes a Defaulted Loan, (2) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Loan, or the underlying collateral therefor, or (3) any event that could materially and adversely affect the Market Value of a Purchased Loan or Mortgaged Property;

(vi) promptly, and in any event within ten (10) days after service of process on Seller of any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or affecting any of the assets of Seller before any Governmental Authority that (1) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, or (2) makes a claim or claims in an aggregate amount greater than $1,000,000; and

(vii) promptly upon any Transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor, whether or not consent to such Transfer is required under the applicable Purchased Loan Documents.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request and in Seller’s possession evidencing the truthfulness of the representations set forth in Section 10.

(c) Seller shall defend the right, title and interest of Buyer in and to the Purchased Loans against, and take such other action as is necessary to remove, the liens, security interests, claims, encumbrances, charges and demands of all Persons (other than security interests granted to Buyer hereunder).

(d) Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to all or any portion of the Purchased Loans and the conduct and operation of its business related thereto at such reasonable times and with reasonable frequency (so long as no Event of Default has occurred and is continuing, not to exceed twice per calendar year) requested by Buyer or its designated representative in writing. So long as no Event of Default has occurred and is continuing, (i) any such inspection shall be at Buyer’s sole cost and expense, (ii) Buyer shall act in a commercially reasonable manner in requesting and conducting any such inspections and (iii) shall keep all information obtained in connection with such inspections confidential in accordance with customary market standards regarding confidentiality and in accordance with Requirements of Law.

(e) If any amount payable under or in connection with any of the Purchased Loans shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall, within 3 Business Days following receipt thereof by Seller, be delivered to the Custodian, duly endorsed in a manner reasonably satisfactory to Buyer in accordance with this Agreement or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Loan, Seller shall, within 3 Business Days following receipt thereof, deliver or forward such item of collateral or other security to the Custodian, together with such instruments of assignment as Buyer may reasonably request in accordance with this Agreement.

(f) Seller shall provide (or cause to be provided) to Buyer the following financial and reporting information:

(i) the Monthly Statement;

(ii) the Quarterly Report, together with all operating statements and occupancy information that Seller has received relating to the Purchased Loans for the related fiscal quarter;

(iii) the Financial Covenant Compliance Certificate;

(iv) within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and retained earnings and of cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the previous year), accompanied by an Officer’s Certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(v) within forty-five (45) days following the end of each of the first three quarters, or within ninety (90) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to

Buyer certifying that during such fiscal quarter or year Seller has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that no Default or Event of Default has occurred;

(vi) within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor as at the end of, and for, such fiscal year in accordance with GAAP;

(vii) within ten (10) Business Days after Buyer’s request, such further information with respect to the operation of any Mortgaged Property, Purchased Loan, the financial affairs of Seller or Guarantor and any Plan and Multiemployer Plan as may be reasonably requested by Buyer, including all business plans prepared by or for Seller; provided, however, that with respect to information not previously known to, or in the possession of, Guarantor relating to any Multiemployer Plan, Guarantor shall be required to provide only such information as may be obtained through its good faith efforts; and

(viii) such other reports as Buyer shall reasonably request.

(g) Seller shall at all times comply in all material respects with all Requirements of Law having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(h) Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(i) Seller shall advise Buyer in writing of the opening of any new chief executive office of Seller or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Loans are held not less than 5 Business Days prior to taking any such action.

(j) Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller will timely file or caused to be filed all required U.S. federal and other material Tax returns and will timely pay all U.S. federal and other material Taxes, except to the extent that such Taxes are being contested in good faith by appropriate proceedings diligently conducted, and adequate reserves are maintained with respect to such Taxes in accordance with GAAP.

(k) Seller shall maintain its existence as a limited liability company, organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents (except in connection with a Capital Markets Event) or identity or incorporate or organize in any other jurisdiction.

(l) Seller shall maintain all records with respect to the Purchased Loans and the conduct and operation of its business with no less a degree of prudence than if the Purchased Loans were held by Seller for its own account.

(m) Seller shall provide Buyer with notice (including as part of its reporting requirements pursuant to Section 12(g)) of each material modification of any Purchased Loan Documents consented to in writing by Seller (including such modifications which do not constitute a Significant Modification).

(n) Seller shall at all times be treated as a qualified REIT subsidiary, as defined in Section 856(i) of the Code.

(o) Seller shall, and pursuant to Irrevocable Redirection Notices shall direct the Underlying Obligors under the Purchased Loans and all other applicable Persons to, deposit all Income in respect of the Purchased Loans into the Blocked Account in accordance with Section 5(a) hereof on the day the related payments are due. Seller (a) shall comply with and enforce each Irrevocable Redirection Notice, (b) shall not amend, modify, waive, terminate or revoke any Irrevocable Redirection Notice without Buyer’s consent in its sole discretion, and (c) shall take all reasonable steps to enforce each Irrevocable Redirection Notice. In connection with each principal payment or prepayment under a Purchased Loan, Seller shall provide or cause to be provided to Buyer and Custodian sufficient detail to enable Buyer and Custodian to identify the Purchased Loan to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Loans, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and, to the extent such rights are transferable, deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request; provided that if any such rights are not transferrable, Seller shall do or cause to do all things reasonably necessary in order to obtain the consent of the underlying borrower or any other party to such transfer. If any Income is received by Seller or any Affiliate of Seller, Seller shall pay or deliver such Income to Buyer on behalf of Buyer within two (2) Business Days after receipt, and, until so paid or delivered, hold such Income in trust for Buyer, segregated from other funds of Seller.

(p) Seller may propose, and Buyer will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Loan that has become a Defaulted Loan.

(q) Purchased Loans shall be serviced only by Servicer or a servicer expressly approved in writing by Buyer.

(r) Seller shall enter into and, at all times during the term of this Agreement maintain in full force and effect, Hedging Transactions with respect to all Purchased Loans that are fixed rate loans or that pay interest at a floating rate based on a base right other than the London interbank offered rate, in each case form and substance reasonably satisfactory to Buyer.

(s) In the event that Guarantor terminates Manager as Guarantor’s external manager pursuant to the Amended and Restated Management Agreement dated as of March 26, 2013, between Guarantor and Manager, any replacement external manager or switch to internal management shall be subject to Buyer’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

SECTION 13

FUTURE FUNDING TRANSACTIONS

Section 13.01 Future Funding Transactions. Notwithstanding any other provision of this Agreement, Buyer’s agreement to enter into any Future Funding Transaction with respect to any Purchased Loan is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:

(a) Seller shall give Buyer written notice of each Future Funding Transaction, together with a signed, written confirmation in the form of Exhibit I attached hereto prior to each Future Funding Transaction (a “Future Funding Confirmation”), signed by an officer of Seller. Each Future Funding Confirmation shall identify the related Eligible Loan, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided that Buyer shall not be liable to Seller if it inadvertently acts on a Future Funding Confirmation that has not been signed by an officer of Seller. Each Future Funding Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Future Funding Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Future Funding Confirmation are inconsistent with terms in this Agreement with respect to a particular Future Funding Transaction, the Future Funding Confirmation shall prevail.

(b) Buyer shall have the right to conduct an additional due diligence investigation with respect to each Purchased Loan for which a Future Funding Transaction is requested and, in connection therewith, Seller shall provide Buyer with all documentation that is reasonably requested by Buyer in connection with Buyer’s evaluation of the Future Funding Transaction for the related Eligible Loan as Buyer determines. Buyer shall be entitled to make a determination, in the exercise of its sole and absolute discretion, that, in the case of a Future Funding Transaction, it shall or shall not advance the Future Funding Advance to the related Underlying Obligor. On the Future Funding Date for the Future Funding Transaction, which shall occur following the final approval of the Future Funding Transaction by Buyer, the Future Funding Advance shall be transferred by Buyer to Seller or, at Seller’s direction, to the related Underlying Obligor. Upon the approval by Buyer of a particular Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Future Funding Confirmation described in clause (a) above, on or before the scheduled date of the underlying proposed Future Funding Transaction. Prior to the approval of each proposed Future Funding Transaction by Buyer, Buyer shall have determined, in its sole and absolute discretion, that all of the applicable conditions precedent for a Transaction, as described in Section 7 have been met by Seller.

(c) If Buyer determines, in the exercise of its sole and absolute discretion, that it shall not advance the Future Funding Advance to the related Underlying Obligor, then Seller may elect to repurchase the related Purchased Loan in accordance with Section 3(h) and Section 3(i) and upon such election, an Early Repurchase Date shall be deemed to have occurred with respect to such Purchased Loan. No Exit Fee will be payable to the extent of any repurchase pursuant to this Section 13(c).

SECTION 14

EVENTS OF DEFAULT; REMEDIES

(a) The following shall constitute an event of default by Seller hereunder (each a “Event of Default”):

(i) failure of Seller to repurchase one or more Purchased Loans on the applicable Repurchase Date;

(ii) failure of Seller to apply any Income received by Seller in accordance with the provisions hereof;

(iii) (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Sections 6(a) and the pledged collateral specified in Section 6(c) free of any adverse claim, liens and other rights of others; (B) the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid security interest in favor of Buyer in the Repurchase Assets specified in Section 6(a) and the other collateral specified in Section 6(c) or the security interest in any such collateral is not or ceases to be validly perfected or first priority in favor of Buyer; (C) the Transaction Documents shall cease to be in full force and effect, or (D) the enforceability of any of the Transaction Documents is challenged or repudiated by Seller, Guarantor, or any Affiliate of either of them, or any other Person;

(iv) failure of Seller to make any payments required under Section 4 or Section 5 within one (1) Business Day of the date such payment is due and payable;

(v) failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement which failure is not remedied within the period specified herein or, if no period is specified, five (5) Business Days after notice thereof to Seller from Buyer; provided, however, that Buyer shall not be required to provide notice in the event of a failure by Seller to repurchase any Purchased Loan on the required Repurchase Date therefor;

(vi) breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement, which has not been remedied by Seller within 10 Business Days following receipt of written notice thereof by Buyer or Seller otherwise having Knowledge of such breach;

(vii) a Change of Control (other than in connection with a Capital Markets Event) shall have occurred with respect to Seller, Parent or Guarantor;

(viii) any representation (other than a MTM Representation) made by Seller or Parent in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, and which has not been remedied by Seller within 10 Business Days following receipt of written notice thereof by Buyer or Seller otherwise having Knowledge of such breach; provided that the representations and warranties made by Seller in Section 10(a)(vi) or Section 10(a)(viii) with respect to any Purchased Loan shall not be considered an Event of Default if incorrect or untrue in any material respect, if Buyer terminates the related Transaction and Seller repurchases the related Purchased Loans when and as required pursuant to Section 3(i); provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(ix) (A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $100,000 shall have been rendered against Seller and remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $5,000,000 shall have been rendered against Guarantor and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed;

(x) (A) Seller shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default (1) involves the failure to pay a matured obligation in excess of $100,000, or (2) involves an obligation of at least $100,000 and is a monetary default or a material non-monetary default and results in acceleration of the obligation by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction or (B) Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default (1) involves the failure to pay a matured obligation in excess of $15,000,000, or (2) involves an obligation of at least $15,000,000 and is a monetary default or a material non-monetary default and results in acceleration of the obligation by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi) as of the end of any fiscal quarter, Guarantor fails to satisfy any of the Guarantor’s financial covenants set forth in Section 9 of the Guarantee;

(xii) if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within five (5) Business Days after notice thereof to Seller by Buyer, or its successors or assigns;

(xiii) a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, or (iii) terminate the activities of Seller as contemplated by the Transaction Documents;

(xiv) an Act of Insolvency shall have occurred with respect to Seller, Parent or Guarantor or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Loans;

(xv) Guarantor fails (1) to qualify as a REIT (after giving effect to any cure or corrective periods or allowances pursuant to the Code);

(xvi) Seller becomes subject to U.S. federal income tax on a net income basis;

(xvii) Seller, Parent or Guarantor is required to register as an “investment company” (as defined in the Investment Company Act of 1940, as amended) or the arrangements contemplated by the Transaction Documents shall require registration of Seller or Guarantor as an “investment company”;

(xviii) an “event of default” or “termination event” (as defined in the agreements relating to a facility described in clause (A) or (B) of this clause (xv)), by Seller or Guarantor beyond any applicable notice and cure period, shall have occurred under (A) any repurchase facility, loan facility or hedging transaction entered into by Seller or Guarantor or any Affiliate of either of them and Buyer or any Affiliate of Buyer or (B) any repurchase facility, loan facility or hedging transaction with Buyer or any Affiliate of Buyer in which Seller or Guarantor or any Affiliate of either of them is a guarantor; or

(xix) (A) any of the representations and warranties of Guarantor in the Guaranty or any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated or (B) Guarantor shall breach any covenant of Guarantor in the Guaranty and such breach has not been cured within three (3) Business Days after receipt of notice thereof from Buyer.

(b) If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i) At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i):

(A) Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Blocked Account shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder; and

(B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Loan accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and

(C) the Custodian shall, upon the written request of Buyer (with simultaneous copy of such written request to Seller), deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii) Buyer may, after ten (10) days’ written notice to Seller of Buyer’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9 611(d) of the UCC), (A) immediately sell on a servicing released basis by means of, a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem to be satisfactory any or all of the Purchased Loans on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied (v) first, to the actual out-of-pocket costs and expenses incurred by Buyer in connection with Seller’s default, (w) second, to the costs of cover and/or Hedging Transactions, if any, (x) third, to the Repurchase Price, (y) fourth, to any other outstanding obligation owed by Seller to Buyer, any Beneficiary or any Indemnified Parties pursuant to the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured, and (z) the balance, if any, to Seller. In the event that Buyer shall not have received repayment in full of the aggregate Repurchase Price and the other obligations of the Seller under the Transaction Documents following its liquidation of the Purchased Loans, Buyer may, in its sole discretion, pursue the Seller and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Loans shall not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v) Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses of external counsel, reasonably incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions or hedging transactions (including short sales) or entering into replacement transactions, (C) all damages, losses, judgments, actual out-of-pocket costs and other expenses of any kind that are imposed on, incurred by or asserted against Buyer relating to or arising out of such hedging transactions or covering transactions, and (D) any other loss, damage, actual out-of-pocket cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi) Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence and continuance of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii) Without limiting any other rights or remedies of Buyer, Buyer shall have the right, upon prior written notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit of the account of Seller, Guarantor or any Affiliate of either of them to any obligations of Seller hereunder to Buyer.

(ix) Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller, exercisable upon ten (10) days’ notice from Buyer to Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller and Buyer or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(x) Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or Event of Default has occurred and is continuing.

SECTION 15

SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

SECTION 16

NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by e-mail with proof of delivery, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery; (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (z) in the case e-mail, upon receipt of confirmation of transmission and delivery. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given. For purposes of clarifying the foregoing, notices pursuant to Section 4 may be sent by electronic mail to the e-mail addresses set forth on Annex I. Notwithstanding the foregoing, in the event that Seller directs Buyer to transfer funds pursuant to a Transaction or otherwise in accordance with Section 3 to an account or recipient other than Seller’s wiring instructions specified on Annex I, such direction shall be in writing (including in a Confirmation) and signed by two (2) authorized officers of Seller.

SECTION 17

ASSIGNABILITY

(a) The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.

(b) Buyer may at any time, without the consent of but with notice to Seller, sell participations to any Person (other than (1) a natural Person or (2) Seller, Guarantors or any Affiliate of Seller or Guarantors, or (3) any Prohibited Transferee) (a “Participant”) in all or any portion of Buyer’s rights and/or obligations under the Repurchase Documents; provided, however, that so long as no Event of Default exists, with respect to participations only (i) Buyer’s obligations under the Transaction Documents shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations (including, without limitation, the determination of (A) whether any Purchased Loan is an Eligible Loan, (B) the Market Value of any Purchased Loan, and (C) whether any Margin Deficit, Default or Event of Default has occurred or is continuing, it being understood and agreed that nothing herein shall restrict or limit Buyer’s right to consult with and consider the views and opinions of any participants under this Agreement), and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents; and provided, further that, so long as no Event of Default exists, any consent rights of such third parties (other than affiliates of Buyer) shall be limited to reductions in the Repurchase Price, reductions in other amounts payable by Seller or Guarantor (other than reductions resulting from an early repurchase or otherwise pursuant to Section 3(h)), extension of dates for (other than Seller’s election of its Extension Option pursuant to this Agreement), and reductions in amounts of, other required payments of the Repurchase Price, other customary non-material matters and releases of Seller, Guarantor, Underlying Obligors or Purchased Loans, except pursuant to this Agreement. For the avoidance of doubt, the parties agree that any participant shall be entitled to the benefits of Section 3(n) and Section 25 (subject to the requirements and limitations therein, including the requirements under Section 25(d) and Section 25(e) (it being understood that the documentation required under Section 25(d) and Section 25(e) shall be delivered to the participating Buyer)) to the same extent as if it had acquired its interest by assignment, provided that such participant shall not be entitled to receive any greater payment under Section 3(n) or Section 25 than its participating Buyer would have been entitled to receive with respect to the interest sold to such participant, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer (or such participant) with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer (or such participant), in each case made or issued after the participant acquired the applicable participation.

(c) Buyer may assign or sell all or a portion of its rights and obligations under the Transaction Documents and under any Transaction and all or a portion of its rights and interests in any Hedging Transaction, in each case, without the prior consent of Seller; to any of the following Persons: (I) after an Event of Default has occurred and is continuing, any Person designated by Buyer for purposes of this Section 17(c), without exception or restriction, and (II) prior to the occurrence of an Event of Default, any of the following Persons designated by Buyer for purposes of this Section 17(c): (1) a bank, financial institution, pension fund, insurance company or similar Person or an Affiliate of any of the foregoing, and any Affiliate of Buyer, which in each case, (x) is not a Prohibited Transferee and (y) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties, and (2) any other Person to which Seller has consented, such consent not to be unreasonably withheld, delayed or conditioned, unless the proposed Person is a Prohibited Transferee, in which case such consent of Seller may be unreasonably withheld, conditioned or delayed; provided that, in connection with any sale or assignment by Buyer of its rights and obligations under the Transaction Documents pursuant to this Section 17(c), any Transaction or any portion thereof, prior to the occurrence of an Event of Default, (i) Buyer shall at all times retain control and security over its rights and obligations under the Transaction Documents and any Transaction (including, without limitation, the determination of (A) whether any Purchased Loan is an Eligible Loan, (B) the Market Value of any Purchased Loan, and (C) whether any Margin Deficit, Default or Event of Default has occurred or is continuing, it being understood and agreed that nothing herein shall restrict or limit Buyer’s right to consult with and consider the views and opinions of any assignee or transferee of Buyer’s rights under this Agreement), (ii) Seller shall not be obligated or required to deal directly or indirectly with any Person other than Buyer, and (iii) Seller shall not be charged for, incur or be required to pay or reimburse Buyer or any other Person for any costs or expenses relating to any such assignment, participation, sale or other transfer.

(d) Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a register for the recordation of the names and addresses of the Buyers, and the Repurchase Price and Price Differential owing to each such Buyer (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Agreement. The Register shall be available for inspection by the Seller at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Buyer that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of the applicable participant and, with respect to each such participant, the participated Repurchase Price and Price Differential (the “Participant Register”). No Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the participating Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement.

(f) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

SECTION 18

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

(b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(d) Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Each party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 18 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(e) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 19

NO RELIANCE; DISCLAIMERS

(a) Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(i) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(ii) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(iii) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(iv) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(v) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b) Buyer’s determination of Market Value made from time to time and in accordance with the provisions of this Agreement shall be binding upon Seller and Buyer absent manifest error. Each determination by Buyer of the Market Value with respect to each New Loan or Purchased Loan or the communication to Seller of any information pertaining to Market Value under this Agreement shall be subject to the following disclaimers:

(i) Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer to the extent of and consistent with the representations and warranties made by Seller in this Agreement and any Exception Report relating to any Purchased Loan. Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii) Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and neither (A) constitute a bid for a particular trade, nor (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid.

(iii) Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv) Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller, except that Buyer shall comply with this Agreement in connection with its determination of Market Value. Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, except as a result of any act of gross negligence, bad faith or willful misconduct by Buyer.

(v) Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are only indicative of the initial Market Value of the New Loan submitted to Buyer for consideration thereunder and no indication is provided as to Buyer’s expectation of the future value of such Purchased Loan or the underlying collateral.

(vi) Initial Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are to be used by Seller for the purpose of determining whether to proceed in accordance with Section 3 hereof and only for such other purposes as expressly set forth in this Agreement and any Confirmation.

SECTION 20

INDEMNITY AND EXPENSES

(a) Seller hereby agrees to hold Buyer and its Affiliates and each of their respective officers, directors and employees (“Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including attorneys’ fees and disbursements and any and all servicing and enforcement costs with respect to the Purchased Loans) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, until such time as this Agreement shall no longer be in effect and the Transactions and all other amounts due and payable under the Transaction Documents shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, bad faith or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, that, in each case, results from anything other than the gross negligence, bad faith or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan Documents, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense, loss or damage suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s actual out-of-pocket costs and expenses reasonably incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its external counsel.

(b) Seller agrees to pay as and when billed by Buyer all of the actual out-of-pocket costs and expenses reasonably incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the actual out-of-pocket costs and expenses reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the fees, disbursements and expenses of outside counsel to Buyer and (ii) all the Due Diligence Fees, testing and review costs and expenses incurred by Buyer in connection with the evaluation of any New Loan and with respect to any Transaction.

SECTION 21

DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Loans, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Loans; provided, however, notwithstanding anything to the contrary contained herein, so long as no Event of Default is continuing, in no event shall Seller be responsible for payment of Diligence Fees of Buyer hereunder in excess of Buyer’s reasonable fees and expenses (including reasonable fees and expenses of Buyer’s outside service providers and outside counsel) for each New Loan. Upon reasonable (but no less than one (1) Business Days’) prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine and inspect the Purchased Loan Files and any and all documents, records, agreements, instruments or information relating to any Purchased Loan in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian. Seller also shall make available to Buyer, upon reasonable advance written notice, a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loan Files and the Purchased Loans. Seller agrees to reasonably cooperate with Buyer and any third party underwriter designated by Buyer in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of such Seller.

SECTION 22

SERVICING

(a) The parties hereto agree and acknowledge that, the Purchased Loans will be sold by Seller to Buyer on a servicing released basis. In furtherance of the foregoing, the Seller and the Buyer hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Buyer shall govern the servicing of the Purchased Loans and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects.

(b) Seller agrees that, as between Seller and Buyer, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents,

records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Seller shall not, and shall not provide consent to Servicer to, employ any other sub-servicers to service the Purchased Loans without the prior written approval of Buyer which approval shall not be unreasonably withheld.

(d) Seller shall take commercially reasonable steps to cause Servicer and any other sub-servicers engaged on behalf of Buyer to execute a Servicer Acknowledgement acknowledging Buyer’s interest in the Purchased Loans and the Servicing Agreement and agreeing that the Servicer and any sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Loans in the Blocked Account, all in such manner as shall be reasonably acceptable to Buyer.

(e) To the extent applicable, Seller shall take commercially reasonable steps to cause Servicer to permit Buyer to inspect Servicer’s servicing facilities for the purpose of satisfying Buyer that Servicer has the ability to service such Purchased Loan as provided in this Agreement.

(f) Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Loans on a servicing released basis without payment of any termination fee or any other amount to Servicer. At any time that an Event of Default has occurred and is continuing, Buyer shall have the right immediately to terminate Servicer’s right to service the Purchased Loans without payment of any penalty or termination fee.

SECTION 23

TREATMENT FOR TAX PURPOSES

Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, the Transactions constitute a financing, and that Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes. Unless prohibited by applicable law, Seller and Buyer (and its assignees and participants, if any) shall treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state or local taxing authority.

SECTION 24

INTENT

(a) The parties intend and acknowledge that this Agreement is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(b) The parties intend and acknowledge that each Transaction is a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code.

(c) The parties intend and acknowledge that the Guaranty is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.

(d) The parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code.

(e) The parties intend and acknowledge that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, and otherwise constitute transfers made by or to (or for the benefit of) an eligible securities contract counterparty in connection with a securities contract within the meaning of Sections 362(b)(6) and 546(e) of the Bankruptcy Code.

(f) It is understood and agreed that each party (for so long as each is either a “financial institution,” “financial participant,” “repo participant,” or “master netting participant” or other entity listed in Sections 555, 559, 561, 362(b)(6), or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract” and a “master netting agreement,” including (x) the rights set forth in Sections 3 and 14 and in Sections 555, 559, and 561 of the Bankruptcy Code to liquidate the Purchased Loans and/or accelerate or terminate this Agreement, and (y) the right to offset or net out termination payments, payment amounts or other transfer obligations and otherwise exercise contractual rights as set forth in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), and 546 of the Bankruptcy Code.

(g) It is understood and agreed that any party’s right to cause the termination, liquidation or acceleration of or to offset or net termination values, payment amounts, or other transfer obligations arising under or in connection with this Agreement or any Transaction hereunder is in each case a contractual right to cause the termination, liquidation, or acceleration of or to offset or net termination values, payment amounts, or other transfer obligations arising under or in connection with this Agreement or any Transaction hereunder as described in Section 555 and 561 of the Bankruptcy Code.

(h) Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement”, “securities contract” and/or “master netting agreement”, (ii) the Guaranty as a “securities contract” and/or “master netting agreement”, or (iii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as the type of asset subject to the Transactions or, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable.

(i) The parties hereby agree that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Loans shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(j) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended

(“FDIA”), then each of the Transactions hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Transactions would render such definition inapplicable).

(k) The parties agree and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Transactions hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

SECTION 25

TAXES

(a) Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 25) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Seller shall timely pay any Other Taxes of which it is aware to the relevant Governmental Authority in accordance with applicable law.

(c) Seller shall indemnify Buyer, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 25) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail calculation of the amount of such payment or liability (together with a certified copy of the return reporting such payment, if applicable or other evidence of such payment reasonably satisfactory to the Seller) delivered to Seller by Buyer shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 25, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 25(d)(ii)(A), Section 25(d)(ii)(B), Section 25(d)(ii)(D), and Section 25(e) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer; provided, that, Buyer shall deliver a written statement explaining in reasonable detail any such determination not to provide necessary documentation to Seller.

(ii) Without limiting the generality of the foregoing, in the event that Seller is a U.S. Person,

(A) any U.S. Buyer shall deliver to Seller on or prior to the date on which Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), two executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B) any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(I) in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit VI-A to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit VI-B or Exhibit VI-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit VI-D on behalf of each such direct and indirect partner;

(C) Any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(f) If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 25 (including by the payment of additional amounts pursuant to this Section 25), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 25 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 25(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 25(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 25(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 25(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 25 shall survive any assignment of rights by, or the replacement of, Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

SECTION 26

MISCELLANEOUS

(a) All references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(b) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(c) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent as original signature pages unless a genuine question is raised about the original signature page’s authenticity or the circumstances otherwise make it unfair to accept the electronic copy as binding.

(d) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g) Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Steven Wasser
Name: Steven Wasser
Title: Managing Director

SELLER:

PARLEX 1 FINANCE, LLC, a Delaware limited liability company

By:	/s/ Douglas Armer
Name: Douglas Armer
Title: Principal, Head of Capital Markets

SCHEDULE 1

Purchased Loan Information

Loan ID #: Loan Type: Property Type: Table Funding (Yes/No):
Borrower Name:
Borrower Address:
Borrower City:
Borrower State:
Borrower Zip Code: REMIC Eligible?
Recourse?
Guaranteed?
Related Borrower Name(s):
Original Principal Balance:
Note Date:
Loan Date:
Loan Type (e.g., fixed/floating):
Current Principal Balance:
Current Interest Rate (per annum):
Paid to date: Outstanding future funding amounts:
Annual P&I:
Next Payment due date:
Index (complete whether fixed or floating):
Gross Spread/Margin (complete whether fixed or floating):
Life Cap:
Life Floor:
Periodic Cap:
Periodic Floor:
Rounding Factor:
Lookback (in days):
Interest Calculation Method (e.g., Actual/360):
Interest rate adjustment frequency:
P&I payment frequency:
First P&I payment due:
First interest rate adjustment date:
First payment adjustment date:
Next interest rate adjustment date:
Next payment adjustment date:
Conversion Date:
Converted Interest Rate Index:
Converted Interest Rate Spread:

SCH. 1-1

Maturity date:
Loan term:
Amortization term:
Hyper-Amortization Flag:
Hyper-Amortization Term:
Hyper-Amortization Rate Increase:
Balloon Amount:
Balloon LTV:
Prepayment Penalty Flag:
Prepayment Penalty Text:
Lockout Period:
Lien Position:
Fee/Leasehold:
Ground Lease Expiration Date:
Property Name:
Property Address:
Property City:
Property Zip Code:
Property Type (General):
Property Type (Specific):
Cross-collateralized (Yes/No)*:
Property Size:
Year built:
Year renovated:
Actual Average Occupancy:
Occupancy Rent Roll Date:
Underwritten Average Occupancy:
Largest Tenant:
Largest Tenant SF:
Largest Tenant Lease Expiration:
2nd Largest Tenant:
2nd Largest Tenant SF:
2nd Largest Tenant Lease Expiration:
3rd Largest Tenant:
3rd Largest Tenant SF:
3rd Largest Tenant Lease Expiration:
Underwritten Average Rental Rate/ADR:
Underwritten Vacancy:
Underwritten Other Income:
Underwritten Total Revenues:
Underwritten Replacement Reserves:
Underwritten Management Fees:
Underwritten Franchise Fees:
Underwritten Total Expenses:

*	If yes, give property information on each property covered and in aggregate as appropriate. Loan ID.

Underwritten Leasing Commissions:
Underwritten Tenant Improvement Costs:
Underwritten NOI:
Underwritten NCF:
Underwritten Debt Service Constant:
Underwritten DSCR at NOI:
Underwritten DSCR at NCF:
Underwritten NOI Period End Date:
Hotel Franchise:
Hotel Franchise Expiration Date:
Appraiser Name: (if Applicable)
Appraised Value: (if Applicable)
Appraisal Date: (if Applicable)
Appraisal Cap Rate: (if Applicable)
Appraisal Discount Rate: (if Applicable)
Underwritten LTV:
Environmental Report Preparer:
Environmental Report Date:
Environmental Report Issues:
Architectural and Engineering Report Preparer:
Architectural and Engineering Report Date:
Deferred Maintenance Amount:
Ongoing Replacement Reserve Requirement per A&E Report:
Immediate Repairs Escrow % (e.g., 125%):
Replacement Reserve Annual Deposit:
Replacement Reserve Balance:
Tenant Improvement/Leasing Commission Annual Deposits:
Tenant Improvement/Leasing Commission Balance:
Taxes paid through date:
Monthly Tax Escrow:
Tax Escrow Balance:
Insurance paid through date:
Monthly Insurance Escrow:
Insurance Escrow Balance:
Reserve/Escrow Balance as of Date:
Probable Maximum Loss %:
Covered by Earthquake Insurance (Yes/No):
Number of times 30 days late in last 12 months:
Number of times 60 days late in last 12 months:
Number of times 90 days late in last 12 months:
Servicing Fee: Such information as Buyer and Seller shall agree and that Buyer shall set forth in writing, on a case-by-case basis.
Notes:

SCHEDULE 2

Prohibited Transferees

All Affiliates, successors and assigns of the entities listed on this Schedule 2 and such other Persons indicated by Seller from time to time and approved by Buyer, such approval not to be unreasonably withheld, shall be Prohibited Transferees, as defined and used in the Agreement.

Angelo, Gordon & Co., L.P.	LoanCore Capital, LLC
Annaly Capital Management, Inc.	Lone Star U.S. Acquisitions, LLC
Apollo Commercial Real Estate Finance, Inc.	Macquarie Group Limited
Arbor Realty Trust Inc.	Mesa West Capital, LLC
Ares Commercial Real Estate Corporation	NCH Capital Inc.
Brookfield Investment Management Inc.	Newcastle Investment Corp.
Cantor Fitzgerald & Co.	NorthStar Realty Finance Corp.
CapitalSource Inc.	OZ Management LP
Children’s Investment Fund LP	Pacific Investment Management Company LLC
Colony Financial, Inc.	RAIT Financial Trust
CreXus Investment Corp.	Redwood Trust Inc.
Fortress Credit Corp.	Rialto Capital Management, LLC
Guggenheim Partners, LLC	SL Green Realty Corp.
H/2 Credit Manager LP	Square Mile Capital Management, LLC
iStar Financial Inc.	Starwood Capital Group
Invesco Ltd.	Starwood Property Trust, Inc.
KKR & Co. L.P.	TPG Capital Management, L.P.
Ladder Capital Securities LLC	Winthrop Capital Management, LLC

SCH. 2-1

EXHIBIT I

CONFIRMATION

BANK OF AMERICA, N.A.

Ladies and Gentlemen:

Bank of America, N.A. is pleased to deliver our written CONFIRMATION of our agreement (subject to satisfaction of the Transaction Conditions Precedent) to enter into the Transaction pursuant to which Bank of America, N.A. shall purchase from you the Purchased Loan identified in Schedule 1 attached hereto, pursuant to the Master Repurchase Agreement among Bank of America, N.A. (the “Buyer”) and Parlex 1 Finance, LLC (“Seller”), dated as of May     , 2013 (as amended from time to time the “Agreement”; capitalized terms used herein without definition have the meanings given in this Agreement), as follows below and on the attached Schedule 1:

Seller:	Parlex 1 Finance, LLC
Purchased Loan:	As identified on attached Schedule 1
Governing Agreements:	As identified on attached Schedule 1
Purchased Loan Principal Amount:	[$ ]
Purchase Date:	[ ]
Repurchase Date:	[ ]
Maximum Purchase Percentage:	[ %]
Applicable Spread:	[ %]
Purchase Date Market Value:	[$ ]
Purchase Date LTV:	[ %]
Purchase Price:	[$ ]
Current Maximum Purchase Price:	[$ ]
Facility Fee:	[$ ]
Type of Funding:	[Table Funded] / [Non-Table Funded]
[Wiring Instructions:][1]

[ABA No.:
Credit:
Acct. No.:
Reference:	]

[1]	If different than the standing wire instructions on Annex I to the Master Repurchase Agreement.

1

Name and address for
communications:	Buyer:	Bank of America, N.A.
One Bryant Park
Mail Code: NY1-100-11-07
New York, New York 10036
Attn: Leland Bunch (CMBS)
Fax: 646-855-5046
Email: leland.f.bunch@baml.com

with a copy to:

Todd Stillerman
Assistant General Counsel & Director
Bank of America Merrill Lynch Legal Department
214 North Tryon Street, 18th Floor
Mail Code: NC1-027-20-05
Charlotte, North Carolina 28255
Email: william.stillerman@bankofamerica.com

and with a copy to:

Cadwalader, Wickersham & Taft LLP
227 West Trade Street, 24th Floor
Charlotte, NC 28202
Attention: Henry LaBrun
Telephone: (704) 348-5149
E-Mail: henry.labrun@cwt.com

	Seller:	Parlex 1 Finance, LLC
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, NY 10154
Attn: Douglas Armer
Telephone: 212-583-5000
E-mail: BXMTBofArepo@blackstone.com

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: David C. Djaha
Email: david.djaha@ropesgray.com

2

BANK OF AMERICA, N.A.,
a national banking association

By:
Name:
Title:

AGREED AND
ACKNOWLEDGED:

Parlex 1 Finance, LLC,
a Delaware limited liability company

By:
Name:
Title:

[By:
Name:
Title:][2]

[2]	Second signature from Seller is only needed if Seller is directing Buyer to fund to an account other than the Seller’s account specified in Annex I to the Master Repurchase Agreement.

3

Schedule 1 to Confirmation Statement

Purchased Loan:	[Loan Type] dated as of [ ] in the original principal amount of $[ ], made by [ ] to [ ] under and pursuant to that certain [loan agreement/applicable document] (the “Governing Agreement”).

Aggregate Principal Amount:	$[ ] [(Plus up to $[ ] of future advances under Section [ ] of the Governing Agreement)].

Representations:	Seller acknowledges and agrees that upon funding by Buyer of the Purchase Price for the Purchased Loan (i) Seller shall be deemed to have confirmed that all of the representations and warranties set forth in Section 10 of the Agreement and true and correct as of the Purchase Date, except as has been previously disclosed by Seller to Buyer in writing (and no conditions have been waived, except as has been previously disclosed by Seller to Buyer in writing), whether pursuant to an Exception Report or Otherwise.

Interest Rate:	[Indicate interest rate and whether fixed or floating.]

Term including extension options:

Amortization (e.g., IO, full amortization):

EXH. I-1

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

[—]

[—]

[—]

[—]

[—]

EXH. II-1

EXHIBIT III

FORM OF BAILEE AGREEMENT

[SELLER’S NAME AND ADDRESS]

            , 20

[                    ]

Re:	Bailee Agreement (the “Bailee Agreement”) in connection with the sale of by Parlex 1 Finance, LLC (the “Seller”) to Bank of America, N.A. (the “Buyer”)

Ladies and Gentlemen:

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, the Buyer and [                    ] (the “Bailee”) hereby agree as follows:

1. The Seller shall deliver to the Bailee, with a copy to the Custodian, in connection with any Purchased Loans delivered to the Bailee (for Bailee’s delivery to the Custodian) hereunder a Custodial Delivery Certificate in the form of Attachment 1 attached hereto to which shall be attached a Purchased Loan Schedule identifying which Purchased Loans are being delivered to the Bailee hereunder (for Bailee’s delivery to the Custodian). Such Purchased Loan Schedule shall contain the following fields of information: (a) the loan identifying number; (b) the obligor’s name; (c) the street address, city, state and zip code for the applicable real property; (d) the original balance; and (e) the current principal balance if different from the original balance and such other information as the Seller and Buyer shall require.

2. On or prior to the date indicated on the Custodial Delivery Certificate delivered by the Seller (the “Funding Date”), the Seller shall have delivered to the Bailee, as bailee for hire, the original documents set forth on Schedule B to attachment 1 hereto (collectively, the “Purchased Loan File”) for each of the Purchased Loans (each a “Purchased Loan” and collectively, the “Purchased Loans”) listed in Exhibit A to Attachment 1 attached hereto.

3. The Bailee shall issue and deliver to the Buyer and the Custodian (as defined in Section 5 below) on or prior to the Funding Date by electronic transmission (a) in the name of the Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that the Bailee has received the documents comprising the Purchased Loan File as set forth in the Custodial Delivery Certificate (as defined in that certain Custodial Agreement dated as of May 21, 2013, among Seller, Buyer and Custodian, in addition to such other documents required to be delivered to Buyer and/or Custodian pursuant to the Master Repurchase Agreement dated as of May 21, 2013, among Seller and Buyer (the “Repurchase Agreement”).

EXH. III-1

4. On the applicable Funding Date, in the event that the Buyer fails to purchase any New Loan from the Seller that is identified in the related Custodial Delivery Certificate, the Buyer shall deliver by electronic transmission to the Bailee at                      to the attention of                     , an authorization (the “Electronic Authorization”) to release the Purchased Loan Files with respect to the Purchased Loans identified therein to the Seller. Upon receipt of such Electronic Authorization, the Bailee shall release the Purchased Loan Files to the Seller in accordance with the Seller’s instructions.

5. Following the Funding Date, the Bailee shall forward the Purchased Loan Files to U.S. Bank National Association (the “Custodian”) by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).

6. From and after the applicable Funding Date until the time of receipt of the Electronic Authorization or the applicable Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody and control of the related Purchased Loan Files as bailee for the Buyer and (b) is holding the related Purchased Loan Loans as sole and exclusive bailee for the Buyer unless and until otherwise instructed in writing by the Buyer.

7. The Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Agreement.

8. In the event that the Bailee fails to deliver a Mortgage Note or other material portion of a Purchased Loan File that was in its possession to the Custodian within five (5) Business Days following the applicable Funding Date, the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.

9. The Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by the Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as counsel to the Seller in connection with a proposed loan and [                    ], if acting as bailee, has represented the Seller in connection with negotiation, execution and delivery of the Repurchase Agreement and may represent Seller in any dispute related to the Bailee Agreement or the Transaction Documents.

10. This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

EXH. III-2

11. This Bailee Agreement may not be assigned by the Seller or the Bailee without the prior written consent of the Buyer. Electronically transmitted signature pages shall be binding to the same extent as original signature pages unless a genuine question is raised about the original signature page’s authenticity or the circumstances otherwise make it unfair to accept the electronic copy as binding.

12. For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

13. This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

EXH. III-3

Very truly yours,

Parlex 1 Finance, LLC, a Delaware limited liability company

By:
Name:
Title:

ACCEPTED AND AGREED:

[ ], Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

BANK OF AMERICA, N.A., Buyer

By:
Name:
Title:

EXH. III-4

Attachment 1 to Bailee Agreement

CUSTODIAL DELIVERY CERTIFICATE

EXH. III-5

Attachment 2 to Bailee Agreement

Form of Bailee’s Trust Receipt

            , 201

Bank of America, N.A.

One Bryant Park

Mail Code: NY1-100-11-07

New York, New York 10036

Re:	Bailee Agreement, dated , 20 (the “Bailee Agreement”) among Parlex 1 Finance, LLC (the “Seller”), Bank of America, N.A. (the “Buyer”) and (the “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3 of the above-referenced Bailee Agreement, the undersigned, as the Bailee, hereby certifies that as to the Purchased Loan(s) referred to therein, it has reviewed the Purchased Loan File described on Exhibit A attached hereto and has determined that (i) Exhibit A attached hereto is identical to Exhibit B of Attachment 1 to the Bailee Agreement, (ii) all documents listed in Exhibit A attached hereto are in Bailee’s possession, and (iii) such documents have been reviewed by the Bailee and appear regular on their face and relate to the Purchased Loan.

The Bailee hereby confirms that it is holding the Purchase Loan File as agent and bailee for the exclusive use and benefit of the Buyer pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

,
Bailee

By:
Name:
Title:

EXH. III-6

Exhibit A

Purchased Loan File (attached)

EXH. III-7

EXHIBIT IV-A

FORM OF POWER OF ATTORNEY TO BUYER

Know All Men by These Presents, that Parlex 1 Finance, LLC (“Seller”), does hereby appoint BANK OF AMERICA, N.A. (“Buyer”), in connection with the Repurchase Agreement (defined below) its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the [Mortgage Notes] [Mezzanine Notes] [Participation Certificates] [and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and] (iii) the enforcement of Seller’s rights under the Purchased Loans purchased by Buyer pursuant to the Master Repurchase Agreement dated as of May 21, 2013, as amended from time to time, between Seller and Buyer (the “Repurchase Agreement”) (including, for the avoidance of doubt, the enforcement and exercise of Seller’s rights in respect of any interest reserve account or other deposit account or securities account established by any borrower or any other related obligor in connection with any Purchased Loans (including the enforcement and exercise of Seller’s rights in respect of all funds or other assets deposited in, or credited to, such accounts)) and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Loans, the related Purchased Loan Files, the Servicing Records and the Hedging Transactions to the extent that Seller is permitted by law to act through an agent. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR ELECTRONIC TRANSMISSION OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

EXH. IV-A-1

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed this      day of             , 20    .

Parlex 1 Finance, LLC, a Delaware limited liability company

By:
Name:
Title:

EXH. IV-A-2

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this              of             , before me, the undersigned, a Notary Public in and for said state, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

[SEAL]

EXH. IV-A-3

EXHIBIT IV-B

FORM OF POWER OF ATTORNEY TO SELLER

Know All Men by These Presents, that BANK OF AMERICA, N.A. (“Buyer”) does hereby appoint Parlex 1 Finance, LLC (“Seller”), its attorney-in-fact to act in Buyer’s name, place and stead in any way which Buyer could with respect to modifications described below, to mortgage loan documents with respect to Purchased Loans sold by Seller to Buyer under that certain Master Repurchase Agreement, dated as of May 21, 2013 (as amended from time to time, the “Repurchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

Seller is permitted to administer and service the Purchased Loans without the consent of Buyer, any assignee or any other Person, pursuant to this power of attorney delivered by Buyer, which power of attorney shall not be revoked by Buyer unless an Event of Default under the Repurchase Agreement has occurred and is then continuing. Notwithstanding the foregoing, Seller shall not consent or assent to a Significant Modification without the prior written consent of Buyer. All waivers or material actions entered into or taken in respect of the Purchased Loans pursuant to this power of attorney shall be in writing. Seller shall notify Buyer and the Custodian, in writing, of any waiver or other action entered into or taken thereby in respect of any such Purchased Loan pursuant to this power of attorney, and shall deliver to Custodian (with a copy to Buyer) for deposit in the related Purchased Loan File, an original counterpart of the agreement, if any, relating to such waiver or other action, within three (3) Business Days following the execution thereof. Actions taken under the foregoing power of attorney shall be binding upon each holder of the Purchased Loans.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer.

“Significant Modification” shall mean (i) any material extension, amendment, waiver, termination, rescission, cancellation, release, subordination or other modification to the terms of, or any collateral, guaranty or indemnity for, any Purchased Loan or Purchased Loan Document, or (ii) the foreclosure or exercise of any material right or remedy by the holder of any Purchased Loan or Purchased Loan Document.

EXH. IV-B-1

THIS POWER OF ATTORNEY MAY BE REVOKED BY BUYER BY DELIVERY OF WRITTEN NOTICE TO SELLER DURING THE CONTINUANCE OF ANY EVENT OF DEFAULT UNDER THE REPURCHASE AGREEMENT. IF THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IF REQUESTED BY SELLER, BUYER WILL PROMPTLY CONFIRM IN WRITING TO SELLER, AND ANY OTHER PERSON OR ENTITY REASONABLY DESIGNATED BY SELLER, THAT THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IS IN FULL FORCE AND EFFECT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed this      day of            , 20    .

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

EXH. IV-B-2

EXHIBIT V

REPRESENTATIONS AND WARRANTIES

REGARDING THE PURCHASED LOANS

PART 1: REPRESENTATIONS	AND WARRANTIES REGARDING SENIOR LOANS

With respect to each Purchased Loan that is a Senior Loan, on the related Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that with respect to any Purchased Loan, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto and Seller shall have no liability for any representation and warranty listed in an Exception Report for a Purchased Loan to the extent such representation or warranty is contradicted or qualified by such Exception Report:

1. Performing First-Lien Mortgage Loan. Such Senior Loan is a performing mortgage loan secured by a first priority security interest in a commercial or multifamily property. Such Senior Loan is a whole loan and not a participation interest in a loan or part of an “A/B” or other multiple-note structure.

2. Compliance with Laws. Such Senior Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Senior Loan. Each Mortgage Note originated by Seller or its Affiliates was originated by a lender then duly authorized and licensed to originate the Mortgage Note. To Seller’s Knowledge, each Mortgage Note originated by a Person other than the Seller or its Affiliates was originated by a lender then duly authorized and licensed to originate the Mortgage Note.

3. Transfer of Entire Interest. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Senior Loan, and Seller is transferring such Senior Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Senior Loan, except to the extent otherwise permitted in this Agreement and those liens listed as exceptions to coverage on the applicable schedule to the Title Policy (as hereinafter defined). Upon consummation of the purchase contemplated to occur in respect of such Senior Loan on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Senior Loan free and clear of any pledge, lien, encumbrance or security interest.

4. No Fraudulent Acts. No fraudulent acts were committed by Seller or any of its Affiliates in connection with its acquisition or origination of such Senior Loan nor to Seller’s Knowledge were any fraudulent acts committed by any other Person in connection with the origination of such Senior Loan.

5. Accuracy of Diligence Materials and Purchased Loan Schedule. All information contained in the related Diligence Materials and Purchased Loan Schedule (or as otherwise provided to Buyer) in respect of such Senior Loan is accurate and complete in all material respects. Seller has made available to Buyer for inspection, with respect to such Senior Loan, true, correct and complete Purchased Loan Documents.

EXH. V-1

6. Absence of Agreements. Except as included in the Due Diligence Package and Supplemental Due Diligence Package, or as otherwise reported or disclosed in writing to Buyer prior to the applicable Purchase Date, Seller is not a party to any document, instrument or agreement, and there is no document, instrument or agreement, that by its terms modifies or affects materially the rights and obligations of any holder of such Senior Loan, and Seller has not and has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7. Power to Sell. Seller has full right, power and authority to sell and assign such Senior Loan.

8. Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such Senior Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Senior Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Loan Documents relating to such Senior Loan, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Senior Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Loan Documents relating to such Senior Loan.

9. Mortgage Provisions. The Purchased Loan Documents for such Senior Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

EXH. V-2

10. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Loan File (a) the material terms of such Mortgage, Mortgage Note, Senior Loan guaranty, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or, to Seller’s Knowledge, the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Senior Loan.

11. Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related mortgagor’s fee (or with respect to those Mortgage Loans described in Paragraph 39 (“Ground Leases”) of this Part 1, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to Paragraph 12 (“Permitted Liens; Title Insurance”) of this Part 1 set forth in the related Exception Report (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Except as otherwise set forth in the Title Policy (as hereinafter defined) relating to the Mortgage Loan, the related Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and currently is, free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

12. Permitted Liens; Title Insurance. Each Mortgaged Property securing such Senior Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (as applicable, the “Title Policy”) in the original principal amount of such Senior Loan (or with respect to a Senior Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and

EXH. V-3

assessments not yet due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with one or more mortgage loans, the lien of the Mortgage for another mortgage loan contained in the same cross-collateralized and cross-defaulted group of mortgage loans (“Crossed Mortgage Loans”) provides that none of such items (a) through (e), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s Knowledge, any other holder of such Senior Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

13. Junior Liens. Except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s Knowledge, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in Paragraph 11 (“Lien; Valid Assignment”) of this Part 1 above), and equipment and other personal property financing). Except as set forth in the related Exception Report, Seller has no Knowledge of any Mezzanine Loan secured directly by interests in the related Mortgagor.

14. Assignment of Leases and Rents. There exists as part of the related Purchased Loan File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under such Senior Loan, the beneficiary thereof is permitted to seek the appointment of a receiver is for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

15. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording

EXH. V-4

offices necessary at the time of the origination of such Senior Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by the related mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

16. Condition of Property. Seller or the originator of the Senior Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Senior Loan and no more than 12 months prior to the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Senior Loan no more than twelve months prior to the Closing Date. To Seller’s Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans and except as disclosed on any engineering report or property condition assessment delivered to Buyer, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Senior Loan.

17. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

18. Condemnation. Seller has not received written notice from any governmental agency or body of any proceeding pending and, to Seller’s Knowledge as of the date of origination and currently there is not any proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

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19. Actions Concerning Mortgage Loan. Seller has not received any written notice of and, to Seller’s Knowledge, as of the date of origination and as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor or mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related Senior Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Loan Documents or (f) the current principal use of the Mortgaged Property.

20. Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to such Senior Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Loan Documents are being conveyed by Seller to Buyer or Servicer.

21. No Holdbacks. Except as for Purchased Loans identified to Buyer in connection with the subject Transaction as having future advances, the principal amount of the Senior Loan has been fully disbursed as of the Purchase Date therefor and there is no requirement for future advances thereunder (except in those cases where the full amount of the Senior Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by Seller to merit such holdback).

22. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, as of the Purchase Date, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A :VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from Standard & Poor’s (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the outstanding principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Loan Documents and, to Seller’s Knowledge, is covered as of the Purchase Date] by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The related Purchased Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of such Senior Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Senior Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date for such Senior Loan have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Buyer. Such Senior Loan obligates the related mortgagor to maintain or cause to be maintained all such insurance and, at such mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the mortgagor’s cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require prior notice as provided in the Mortgage Loan Documents to the lender of termination or cancellation (or such lesser period, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

23. Access; Utilities; Separate Tax Lots. To Seller’s Knowledge, based solely upon Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property related to such Senior Loan (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case such Senior Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

24. No Encroachments. To Seller’s Knowledge based solely on current surveys obtained in connection with the origination of such Senior Loan and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with

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escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Senior Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

25. No Contingent Interest or Equity Participation. Such Senior Loan does not have any shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date) or an equity participation by Seller.

26. REMIC. To the extent such Senior Loan is identified on the Purchased Loan Information in Schedule 1 of this Agreement as being REMIC eligible, the Senior Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Senior Loan to the related mortgagor at origination did not exceed the non-contingent principal amount of the Senior Loan and (B) either: (a) such Senior Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Senior Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (ii) at the Purchase Date, at least equal to 80% of the adjusted issue price of the Senior Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Senior Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Senior Loan were used to acquire, improve or protect the real property which served as the only security for such Senior Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G 2(a)(1)(ii) of the Treasury Regulations). If the Senior Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Senior Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this Paragraph 26 shall have the same meanings as set forth in the related Treasury Regulations.

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27. Authorized to do Business. To the extent required under applicable law, as of the Purchase Date for such Senior Loan or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Senior Loan by Buyer.

28. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s Knowledge, currently, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

29. Local Law Compliance. To Seller’s Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing such Senior Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Mortgage Loan Documents, or (iii) would not have a material adverse effect on the value, operation or the operating income of the Mortgaged Property or the security interest in the Mortgaged Property under the Senior Loan Documents. The terms of such Purchased Loan Documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

30. Licenses and Permits. Each mortgagor covenants in the related Senior Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s Knowledge based solely upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Such Senior Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

31. Recourse Obligations. The Purchased Loan Documents for such Senior Loan provide that such Senior Loan (a) becomes full recourse to the mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the mortgagor; (ii) mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause

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an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in mortgagor made in violation of the Purchased Loan Documents; and (b) contains provisions providing for recourse against the mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Senior Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Senior Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the related Purchased Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

32. Mortgage Releases. The terms of the related Mortgage or related Senior Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in Paragraph 37 (“Defeasance”) below), of not less than a specified percentage, which, in the case of Senior Loan identified on Schedule 1 of this Agreement as REMIC eligible, at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Senior Loan, (c) upon a Defeasance (as defined in Paragraph 37 (“Defeasance”) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of such Senior Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any Senior Loan identified on Schedule 1 to this Agreement as REMIC eligible, with respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of such Senior Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause such Senior Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Senior Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of such Senior Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

With respect to any Senior Loan identified on Schedule 1 to this Agreement as REMIC eligible, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the related Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged

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Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

With respect to any Senior Loan identified on Schedule 1 to this Agreement as REMIC eligible, no such Senior Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC provisions.

33. Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Senior Loan with more than one mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

34. Acts of Terrorism Exclusion. With respect to each Senior Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Senior Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Senior Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Senior Loan, the related Purchased Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in the related Exception Schedule; provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the mortgagor under each Senior Loan is required to carry terrorism insurance, but in such event the mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Senior Loan, and if the cost of terrorism insurance exceeds such amount, the mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

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35. Due on Sale or Encumbrance. Except as otherwise disclosed in the Diligence Materials, subject to specific exceptions set forth below, such Senior Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Senior Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Senior Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Senior Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the mortgagor, a specific Person designated in the related Purchased Loan Documents or a Person satisfying specific criteria identified in the related Purchased Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of Paragraph 32 (“Mortgage Releases”) or Paragraph 37 (“Defeasance”) of this Part 1 or the exceptions thereto set forth in the related Exception Schedule, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any serviced companion loan or non-serviced companion loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Crossed Mortgage Loan or (iv) Permitted Encumbrances. The related Mortgage or other Purchased Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

36. Single-Purpose Entity. Except as otherwise disclosed in the Diligence Materials, such Senior Loan requires the mortgagor to be a Single-Purpose Entity for at least as long as such Senior Loan is outstanding. Both the Purchased Loan Documents and the organizational documents of the mortgagor with respect to each Senior Loan with a principal balance as of the Purchase Date in excess of $5 million provide that the mortgagor is a Single-Purpose Entity, and each Senior Loan with a Purchase Date Principal Balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Senior Loan has a principal balance as of the Purchase Date equal to $5 million or less, its organizational documents or the related Purchased Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Senior Loan and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related

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Purchased Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

37. Defeasance. With respect to any Senior Loan that, pursuant to the related Purchased Loan Documents, can be defeased (a “Defeasance”), (i) the related Purchased Loan Documents provide for Defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Purchased Loan Documents; (ii) the Senior Loan cannot be defeased within two years after any securitization of such Mortgage Loan; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Senior Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Senior Loan is an ARD Loan, the entire principal balance outstanding on the anticipated repayment date, and if the Senior Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Senior Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Senior Loan secured by Defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

38. Interest Rate. Either (A) such Senior Loan bears interest at a rate that remains fixed throughout the remaining term of such Senior Loan, except in the case of ARD Loans and situations where default interest is imposed or (B) such Senior Loan bears interest at a floating rate equal to the sum of (x) LIBOR or the Federal Funds Rate plus (y) a fixed number of basis points throughout the remaining term of the Senior Loan except in situations where default interest may be imposed. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, or prepayment premiums) of such Senior Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

39. Ground Leases. For purposes of this Paragraph 39 (“Ground Leases”), a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and

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buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Senior Loan where the Senior Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Purchased Loan File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Mortgage Loan;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Senior Loan, or 10 years past the stated maturity if such Senior Loan fully amortizes by the stated maturity (or with respect to a Senior Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease (i) does not, in Seller’s reasonable judgment and to Seller’s Knowledge, place commercially unreasonable restrictions on the identity of the mortgagee and upon foreclosing on the Mortgage and (ii) is assignable (including pursuant to foreclosure) to the holder of the Senior Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Senior Loan and its successors and assigns without the consent of the lessor;

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(f) The Ground Lease is in full force and effect, Seller has not received any written notice of material default under or notice of termination of such Ground Lease, and to Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease;

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed in Seller’s reasonable judgment as commercially unreasonable by Seller in connection with loans originated for securitization;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Senior Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Senior Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Senior Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in an Insolvency Proceeding.

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40. Servicing. The servicing and collection practices used by Seller with respect to such Senior Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial mortgage loans.

41. Origination and Underwriting. The origination practices of Seller, or to Seller’s Knowledge, the related originator if Seller was not the originator, with respect to such Senior Loan have been, in all material respects, in material compliance with applicable law and as of the date of its origination, such Senior Loan and to the extent originated by Seller or its Affiliates or, if originated by another Person, to Seller’s Knowledge, the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Senior Loan; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Part 1.

42. No Material Default; Payment Record. As of the Purchase Date, such Senior Loan has not been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and such Senior Loan is no more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To Seller’s Knowledge, as of the Purchase Date, there is (a) no material default, breach, violation or event of acceleration existing under such Senior Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of such Senior Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Part 1. No person other than the holder of such Mortgage Loan may declare any event of default under the related Senior Loan or accelerate any indebtedness under the related Senior Loan documents.

43. Bankruptcy. To Seller’s Knowledge as of the date of origination of such Senior Loan and as of the Purchase Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in an Insolvency Proceeding.

44. Organization of Mortgagor. With respect to such Senior Loan, based solely upon Seller’s reliance on certified copies of the organizational documents of the mortgagor delivered by the mortgagor in connection with the origination of such Senior Loan, the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, to Seller’s Knowledge, no Senior Loan has a mortgagor that is an affiliate of another mortgagor. (An “Affiliate” for purposes of this Paragraph 44 (“Organization of Mortgagor”) means, a mortgagor that is under direct or indirect common ownership and control with another mortgagor.

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45. Environmental Conditions. There is no material and adverse environmental condition or circumstance affecting the related Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the related Mortgaged Property. Neither Seller nor the underlying obligor on such Senior Loan has taken any actions which would cause the related Mortgaged Property not to be in material compliance with all applicable Environmental Laws. The related Purchased Loan Documents require the borrower to materially comply with all Environmental Laws. Each mortgagor has agreed to either indemnify the mortgagee for any losses resulting from any material, adverse environmental condition (to the extent such condition is not caused by Seller, or from any failure of the mortgagor to abide by such Environmental Laws or has provided environmental insurance. For purposes of this Exhibit V, “Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

46. Appraisal. The Purchased Loan File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Purchase Date, and in the interim, to Seller’s knowledge there has been no obvious and material change in market conditions or physical aspects of the property that threaten the adequacy of the collateral since the appraisal was prepared. The appraisal was ordered by either the originator of the Mortgage Loan or the Seller. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and is a stated licensed or state certified appraiser (as appropriate), who (i) was engaged directly by the originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. The appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Interagency Appraisal and Evaluation Guidelines issued thereunder, utilizing customary valuation methods such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such appraisal. Each appraiser represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of (i) the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, and (ii) the Interagency Appraisal and Evaluation Guidelines as adopted by the Federal Financial Institutions Examination Council.

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47. Cross-Collateralization. Such Senior Loan is not cross-collateralized or cross-defaulted with any other Senior Loan that is not also a Purchased Loan.

48. Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related mortgagor other than in accordance with the Senior Loan documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the Senior Loan (other than as contemplated by the related Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Senior Loan, other than contributions made on or prior to the Purchase Date.

49. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 and all applicable orders, rules, regulations and recommendations of the federal Office of Foreign Asset Control with respect to the origination of the Senior Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

50. No Actions or Proceedings. There was no pending action, suit or proceeding, or governmental investigation of which Seller has received written notice or has Knowledge, against the mortgagor or the related Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect such mortgagor’s ability to pay principal, interest or any other amounts due under such Senior Loan or the security intended to be provided by the Purchased Loan Documents relating to the Senior Loan or the use of the related Mortgaged Property.

PART 2:	REPRESENTATIONS AND WARRANTIES REGARDING JUNIOR INTERESTS AND SENIOR INTERESTS

With respect to each Purchased Loan that is a Loan Participation represented by a Junior Interest or a Senior Interest (as defined in Paragraph 1 (“Junior Interest or Senior Interest”) of this Part 2), on the related Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that with respect to any Purchased Loan, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto:

1. Junior Interest or Senior Interest. The Junior Interest is (a) a junior participation interest in a Senior Loan or (b) a “B-note” in an “A/B structure” in a Senior Loan. The Senior Interest is (a) a senior participation interest in a Senior Loan or (b) an “A-note” in an “A/B structure” in a Senior Loan. In each case the related Senior Loan (the “Underlying Senior Loan”) is a performing mortgage loan secured by a first priority security interest in a commercial or multifamily property.

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2. Compliance with Laws. As of the Purchase Date, such Junior Interest or Senior Interest complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Junior Interest or Senior Interest. Each Mortgage Note for the Underlying Senior Loan was originated by a lender then duly authorized and licensed to originate such Mortgage Note.

3. Transfer of Entire Interest. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Junior Interest or Senior Interest, and Seller is transferring such Junior Interest or Senior Interest free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Junior Interest or Senior Interest. Upon consummation of the purchase contemplated to occur in respect of such Junior Interest or Senior Interest on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Junior Interest or Senior Interest free and clear of any pledge, lien, encumbrance or security interest.

4. No Fraudulent Acts. No fraudulent acts were committed by Seller or any of its Affiliates in connection with its acquisition or origination of such Junior Interest or Senior Interest nor, to Seller’s Knowledge, were any fraudulent acts committed by any other Person in connection with the origination of such Junior Interest or Senior Interest.

5. Accuracy of Diligence Materials; Purchased Loan Schedule. All information contained in the related Diligence Materials and Purchased Loan Schedule (or as otherwise provided to Buyer) in respect of such Junior Interest or Senior Interest is accurate and complete in all material respects. Seller has made available to Buyer for inspection, with respect to such Junior Interest or Senior Interest, true, correct and complete Purchased Loan Documents.

6. Absence of Agreements. Except as included in the Due Diligence Package and Supplemental Due Diligence Package, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects materially the rights and obligations of any holder of such Junior Interest or Senior Interest and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7. Power To Sell. Seller has full right, power and authority to sell and assign such Junior Interest or Senior Interest and such Junior Interest or Senior Interest or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

8. Absence of Required Consents. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Mortgage and/or Mortgage Note, and assuming that Buyer and any other transferees comply with customary intercreditor restrictions in the related Purchased Loan Documents limiting assignees to “Qualified Transferees”, “Institutional Lender/ Owners” or “Qualified Institutional Lenders”, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Junior Interest or Senior Interest, for Buyer’s exercise of any rights or remedies in respect of such Junior Interest or Senior Interest (except for compliance with

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applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Junior Interest or Senior Interest. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

9. Absence of Required Governmental Actions. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Junior Interest or Senior Interest, other than recordation of assignments of each Mortgage and Assignment of Leases securing the related Senior Loan in the applicable real estate records where the related Mortgaged Properties are located and the filing of UCC-3 assignments in all applicable filing offices.

10. Delivery of Original Note or Certificate. Seller has delivered to Buyer or its designee the original promissory note, certificate or other similar document(s) representing ownership of such Junior Interest or Senior Interest, however denominated, together with an original assignment thereof, executed by Seller in blank.

11. Absence of Defaults Under Related Agreements. No default or event of default has occurred under any agreement pertaining to any lien relating to the related Mortgaged Property ranking junior to, pari passu with or senior to the Mortgage securing the Underlying Senior Loan relating to such Junior Interest or Senior Interest, and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien.

12. No Material Default; Payment Record. (a) Other than payments due but not yet 30 days or more delinquent, there is no material default, breach, violation or event of acceleration existing under the Junior Interest or Senior Interest, the related Mortgage or the related Mortgage Note, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Part 2 and (b) Seller has not waived any material default, breach, violation or event of acceleration with respect to the related Mortgage or the related Mortgage Note and other documents in the related Purchased Loan Documents.

13. Not a Security. Such Junior Interest or Senior Interest has not been and shall not be deemed to be a Security within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

14. No Notice of Liabilities. Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Junior Interest or Senior Interest is or may become obligated under the related Purchased Loan Documents.

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15. No Advance of Funds. Seller has not advanced funds, or, to Seller’s Knowledge, received any advance of funds from a party other than the Mortgagor relating to such Junior Interest or Senior Interest, directly or indirectly, for the payment of any amount required by such Junior Interest or Senior Interest.

16. Assignment Restrictions. The related Mortgage Note and Mortgage contain no provision materially restricting the right or ability of any holder thereof to assign, transfer and convey all or any portion of the related Underlying Senior Loan or the related Junior Interest or Senior Interest to any other Person, except, however, for customary or reasonable intercreditor restrictions in the Purchased Loan Documents, including without limitation, limiting assignees to “Qualified Transferees” “Institutional Lender/Owners” or “Qualified Institutional Lenders”. With respect to any related Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.

17. No Offsets, Defenses, Etc. With respect to the Junior Interest or Senior Interest, there is no valid offset, defense, counterclaim, abatement or right to rescission with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith, except with respect to the related Underlying Senior Loan as set forth in the representation and warranty in Paragraph 8 (“Mortgage Loan Document Status”) in Part 1 of this Exhibit V.

18. No Bankruptcies. To Seller’s Knowledge, as of the Purchase Date, no issuer of the Purchased Loan, no co-participant or co-lender and no Mortgagor related to any Underlying Senior Loan, is in an Insolvency Proceeding.

19. No Other Interests. Except for such related Purchased Loan, the related Underlying Senior Loan is a whole loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for negative amortization.

20. No Waivers or Modifications. The terms of the related Purchased Loan Documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such documents and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or rescission has occurred since the date upon which the related Underwriting Package was delivered to Buyer or its designee.

21. No Advance of Funds. With respect to each related Underlying Senior Loan, no advance of funds has been made other than pursuant to the loan documents, directly or indirectly, by Seller to the Mortgagor and, to Seller’s Knowledge, no funds have been received from any Person other than the Mortgagor, for or on account of payments due on the Mortgage Note or the Mortgage related thereto.

22. Interest Rate. The Junior Interest or Senior Interest bears interest at a rate that either (A) remains fixed throughout the remaining term of the Junior Interest or Senior Interest, as the case may be, except in the case of ARD loans and situations where default

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interest is imposed or (B) is equal to the sum of (x) LIBOR or the Federal Funds Rate plus (y) a fixed number of basis points throughout the remaining term of such Senior Interest or Junior Interest, as the case may be, except in situations where default interest is imposed. The interest rate borne by the Junior Interest or the Senior Interest, as applicable (exclusive of any default interest, late charges, yield maintenance charges or prepayment premiums), complied as of the date of the creation of such Junior Interest or Senior Interest, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23. Escrow Deposits and Payments. All escrow deposits and payments required pursuant to the Underlying Senior Loan as of the Purchase Date required to be deposited with Seller in accordance with the related Purchased Loan Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no deficiencies in connection therewith.

24. Origination and Servicing Practices. With respect to the Junior Interest or Senior Interest and each related Underlying Senior Loan, the origination by Seller or any of its Affiliates (or acquisition, as the case may be), and, if Seller or any of its Affiliates is the party responsible for servicing and administration of the related Underlying Senior Loan under the applicable Purchased Loan Documents, the servicing and collection practices used by Seller with respect to such Underlying Senior Loan have been in all respects legal and have met customary industry standards for servicing of commercial mortgage loans.

25. Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001, with respect to the creation of the Junior Interest or Senior Interest, the failure to comply with which would have a material adverse effect on the Junior Interest or Senior Interest.

26. No Actions or Proceedings. There is no pending action, suit or proceeding, or governmental investigation of which the Seller has received notice or has Knowledge, against the related Property owner or the related Underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Senior Interest or Junior Interest.

27. Underlying Senior Loan Representations and Warranties. Except for the representations and warranties contained in Paragraph 1 (“Performing First Lien Senior Loan”), Paragraph 3 (“Transfer of Entire Interest”), Paragraph 7 (“Power To Sell”), Paragraph 20 (“Escrow Deposits”), Paragraph 40 (“Servicing”) and the first sentence of Paragraph 1 (“Lien; Valid Assignment”) of Part 1 of this Exhibit V, each of the representations and warranties contained in Part 1 of this Exhibit V with respect to Senior Loans are true and correct with respect to the related Underlying Senior Loan. To the extent the Underlying Senior Loan is identified in Schedule 1 of this Agreement as REMIC eligible, if such related Underlying Senior Loan contains a provision for any defeasance of mortgage collateral, the representation and warranty in Paragraph 37 (“Defeasance”) in Part 1 of Exhibit V is also true and correct with respect to such related Underlying Senior Loan if clause (ii) thereof read “(ii) the Senior Loan cannot be defeased within two years after any securitization of such Senior Loan or the Junior Interest or Senior Interest”.

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PART 3:	REPRESENTATIONS AND WARRANTIES REGARDING MEZZANINE LOANS

With respect to each Purchased Loan that is a Mezzanine Loan, on the related Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that with respect to any Purchased Loan, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto:

1. Mezzanine Loan. The Mezzanine Loan is a performing senior or junior mezzanine loan secured by a pledge of one hundred percent (100%) of the direct or indirect Equity Interests in a Person that owns commercial real estate (a “Property owner”).

2. Compliance with Laws. As of the Purchase Date, such Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan. Each Mezzanine Note originated by Seller or its Affiliates and, to Seller’s Knowledge, each Mezzanine Note originated by another Person was originated by a lender then duly authorized and licensed to originate the Mezzanine Note.

3. Transfer of Entire Interest. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Mezzanine Loan, and Seller is transferring such Mezzanine Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Mezzanine Loan. Upon consummation of the purchase contemplated to occur in respect of such Mezzanine Loan on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Mezzanine Loan free and clear of any pledge, lien, encumbrance or security interest.

4. No Fraudulent Acts. No fraudulent acts were committed by Seller of any of its Affiliates in connection with its acquisition or origination of such Mezzanine Loan nor, to Seller’s Knowledge, were any fraudulent acts committed by any Person in connection with the origination of such Mezzanine Loan.

5. Accuracy of Diligence Materials; Purchased Loan Schedule. All information contained in the related Diligence Materials and Purchased Loan Schedule (or as otherwise provided to Buyer) in respect of such Mezzanine Loan is accurate and complete in all material respects. Seller has made available to Buyer for inspection with respect to such Mezzanine Loan, true, correct and complete related Purchased Loan Documents.

6. Absence of Agreements. Except as included in the Due Diligence Package and Supplemental Due Diligence Package, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects materially the rights and obligations of any holder of such Mezzanine Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7. Outstanding and Fully Disbursed. Except as otherwise reported or disclosed in writing to Buyer prior to the applicable Purchase Date, such Mezzanine Loan is

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presently outstanding, the proceeds thereof have been fully disbursed pursuant to the terms of the related Mezzanine Loan Documents and, except for amounts held in escrow by Seller, there is no requirement for any future advances thereunder.

8. Power to Sell. Seller has full right, power and authority to sell and assign such Mezzanine Loan, and such Mezzanine Loan or any related Mezzanine Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

9. Absence of Required Consents. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documentation governing such Mezzanine Loan (the “Mezzanine Loan Documents”), no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

10. Absence of Required Governmental Action. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Mezzanine Loan.

11. Perfected Security Interest. The Mezzanine Loan is secured by a pledge of one hundred percent (100%) of the direct or indirect Equity Interests in a Property owner and the security interest created thereby has been fully perfected in favor of Seller as Mezzanine Lender.

12. Underlying Obligor. To Seller’s Knowledge, the Underlying Obligor (hereinafter defined) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the Underlying Obligor under its organizational documents is to own, finance, sell or otherwise manage the related Mortgaged Property (or the Capital Stock of the Property owner) and to engage in any and all activities related or incidental thereto, and the related Mortgaged Property (or the capital stock of the related Property owner) constitute the sole assets of the Underlying Obligor.

13. Title to Underlying Mortgaged Property. The Underlying Obligor has good and marketable title to the related Mortgaged Property, subject to any Title Exceptions, and, no claims have been made and are pending under the title policies insuring the Underlying Obligor’s title to the related Mortgaged Property.

14. Due on Encumbrance / Due on Sale. Except as otherwise disclosed in the Diligence Materials, the Mezzanine Loan Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the borrower on such Mezzanine

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Loan voluntarily transfers or encumbers all or any portion of any related Mezzanine Collateral (as hereinafter defined), or (ii) any direct or indirect interest in such Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related Mezzanine Loan Documents.

15. Mezzanine Lender Consent Provisions. Pursuant to the terms of the Mezzanine Loan Documents: (a) no material terms of any related Mortgage may be waived, canceled, subordinated or modified in any material respect without the consent of the holder of the Mezzanine Loan; (b) no action which could have a materially adverse impact on the market value of the related Mortgaged Property may be taken by the Underlying Obligor with respect to the related Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the Underlying Obligor as it relates to the related Mortgaged Property; and (d) the holder of the Mezzanine Loan’s consent is required prior to the Underlying Obligor incurring any additional indebtedness, other than indebtedness relating to trade payables and other liabilities incurred in the ordinary course of business.

16. Absence of Defaults. (a) Other than payments due but not yet 30 days or more delinquent, there is no material default, breach, violation or event of acceleration existing under the related Mortgage or the related Senior Loan, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration thereunder, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Part 3 and (b) Seller has not waived any material default, breach, violation or event of acceleration under such Mezzanine Loan and pursuant to the terms of the Mezzanine Loan Documents, no Person or party other than the holder of such Mezzanine Loan (or its servicer) may declare any event of default or accelerate the related indebtedness under such Mezzanine Loan. No event of default has occurred under any other agreement pertaining to any lien relating to the Mezzanine Loan ranking junior to, pari passu with or senior to the interests of the holder of such Mezzanine Loan.

17. UCC-9 Policy. Seller’s security interest in the Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan (the “Mezzanine Collateral”), subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy and as of the Purchase Date, the UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Buyer without the consent of (but upon notice to) the insurer.

EXH. V-25

18. Delivery of Original Note. Seller has delivered to Buyer or its designee the original promissory note (including any replacement promissory note) made in respect of such Mezzanine Loan, together with an original assignment thereof executed by Seller in blank.

19. No Offsets, Defenses, Etc. There is no valid offset, defense, counterclaim or right of rescission available to the Mezzanine Borrower with respect to any of the related Mezzanine Notes or other Mezzanine Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mezzanine Loan, that would deny the Mezzanine Lender the principal benefits intended to be provided by the Mezzanine Note and the other Mezzanine Loan documents.

20. No Obligation To Make Further Loans. Seller has no obligation to make additional loans to, make guarantees on behalf of, or otherwise extend additional credit to, or make any of the foregoing for the benefit of, the Mezzanine Borrower or any other person under or in connection with the Mezzanine Loan.

21. Origination and Servicing Practices. The origination by Seller (or acquisition by Seller, as the case may be), servicing and collection practices used by Seller with respect to the Mezzanine Loan have been in all respects legal and have met customary industry standards used by prudent institutional commercial mezzanine lenders and mezzanine loan servicers for the origination (or acquisition, as the case may be), and servicing of mezzanine loans.

22. Relation to Ground Lease. If the related Mortgaged Property included a ground lease, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to Mezzanine Lender and (iv) it would accept cure from Mezzanine Lender on behalf of the ground lessee.

23. No Notice of Liabilities. As of the Purchase Date, Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Mezzanine Loan is or may become obligated.

24. No Advance of Funds. Seller has not advanced funds, or, to Seller’s Knowledge, received any advance of funds from a party other than the Mezzanine Borrower relating to such Mezzanine Loan, directly or indirectly, for the payment of any amount required by such Mezzanine Loan.

25. Compliance Provisions. The Mezzanine Loan Documents require the related Mortgaged Property to comply in all material respects with all applicable governmental regulations, zoning and building laws.

26. Compliance with Insurance Covenants. As of the Purchase Date, to Seller’s Knowledge, Mezzanine Borrower was maintaining insurance coverage with respect to the Underlying Mortgaged Property in compliance in all material respects with the requirements under the Mezzanine Loan Documents and/or any Underlying Mortgage.

EXH. V-26

27. No Bankruptcies. To Seller’s Knowledge, as of the Purchase Date, no Mezzanine Borrower under the Mezzanine Loan nor any Property owner under any Underlying Senior Loan is a debtor in any Insolvency Proceeding.

28. Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001, with respect to the origination of the Mezzanine Loan, the failure to comply with which would have a material adverse effect on the Mezzanine Loan.

29. No Actions or Proceedings. There is no pending action, suit or proceeding, or governmental investigation of which Seller has received written notice or has Knowledge, against the related Property owner or the related Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Mezzanine Loan.

30. Underlying Senior Loan Representations and Warranties. Except for the representations and warranties contained in Paragraph 1 (“Performing First Lien Senior Loan”), Paragraph 3 (“Transfer of Entire Interest”), Paragraph 7 (“Power To Sell”), Paragraph 20 (“Escrow Deposits”) Paragraph 40 (“Servicing”), the first sentence of Paragraph 11 (“Lien; Valid Assignment”) and the last sentence of Paragraph 13 (“Junior Liens”) (solely insofar as such last sentence is rendered untrue by the existence of such Mezzanine Loan) of Part 1 of this Exhibit V, each of the representations and warranties contained in Part 1 of this Exhibit V with respect to Senior Loans i.e. true and correct with respect to the related Underlying Senior Loan. For purposes of this Paragraph 30, (a) with respect to Paragraph 21 (“No Holdbacks”) of such Part 1, the reference to “determined by Seller” at the conclusion thereof shall be deemed to be to “determined by the Mortgage lender”, (b) with respect to Paragraph 24 (“No Encroachments”) of such Part 1, the reference to “surveys obtained in connection with the origination of such Senior Loan” shall be deemed to be to “surveys obtained in connection with the origination of such Senior Loan or the Mezzanine Loan” and (c) with respect to Paragraph 27 (“Authorized To Do Business”) of such Part 1, the reference to “the enforceability of such Senior Loan by Buyer” shall be deemed to be to “the enforceability of such Senior Loan by the Mortgage lender”.

PART 4:	REPRESENTATIONS AND WARRANTIES REGARDING MEZZANINE PARTICIPATIONS

With respect to each Purchased Loan that is a Mezzanine Participation, on the related Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that with respect to any Purchased Loan, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto:

EXH. V-27

1. Mezzanine Participation. The Mezzanine Participation is a senior or junior participation interest in a performing commercial mezzanine loan (a “Mezzanine Loan”).

2. Compliance with Laws. As of the Purchase Date, the Mezzanine Participation complied in all material respects with, or is exempt from, all requirements of federal, state or local law relating to the Mezzanine Participation. Each Mortgage Note for the Underlying Senior Loan was originated by a lender then duly authorized and licensed to originate such Mortgage Note.

3. Transfer of Entire Interest. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, the Mezzanine Participation, and Seller is transferring the Mezzanine Participation free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering the Mezzanine Participation. Upon consummation of the purchase contemplated to occur in respect of the Mezzanine Participation on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to the Mezzanine Participation free and clear of any pledge, lien, encumbrance or security interest.

4. No Fraudulent Acts. No fraudulent acts were committed by Seller or its Affiliates in connection with its acquisition or origination of the Mezzanine Participation nor, to Seller’s Knowledge, were any fraudulent acts committed by any Person in connection with the origination of the Mezzanine Participation.

5. Accuracy of Diligence Materials; Purchased Loan Schedule. All information contained in the related Diligence Materials and Purchased Loan Schedule (or as otherwise provided to Buyer) in respect of the Mezzanine Participation is accurate and complete in all material respects.

6. Absence of Agreements. Except as included in the Due Diligence Package and Supplemental Due Diligence Package, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms materially modifies or affects the rights and obligations of any holder of the Mezzanine Participation or the related Mezzanine Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7. Power to Sell. Seller has full right, power and authority to sell and assign the Mezzanine Participation and the Mezzanine Participation has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

8. Absence of Required Consents. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documentation governing such Mezzanine Participation (the “Mezzanine Participation Documents”), no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of the Mezzanine Participation, for Buyer’s exercise of any rights or remedies in respect of the Mezzanine Participation (except for compliance with applicable Requirements of Law in

EXH. V-28

connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of the Mezzanine Participation. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

9. Absence of Required Governmental Actions. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of the Mezzanine Participation.

10. Delivery of Original Participation Certificate. Seller has delivered to Buyer or its designee the original participation certificate or other similar indicia of ownership of the Mezzanine Participation (including any replacement certificate), however denominated, together with an original assignment thereof, executed by Seller in blank.

11. Not a Security. The Mezzanine Participation has not been and shall not be deemed to be a Security within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

12. No Notice of Liabilities. As of the Purchase Date, Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the Mezzanine Participation is or may become obligated.

13. No Bankruptcies. To Seller’s Knowledge, as of the Purchase Date, no issuer of the Mezzanine Participation is a debtor in any Insolvency Proceeding.

14. No Waivers or Modification. With respect to the Mezzanine Participation, except as set forth in the Mezzanine Participation Documents delivered to Buyer, the terms of the related documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such documents and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or rescission has occurred since the date upon which the due diligence file related to the Mezzanine Participation was delivered to Buyer or its designee.

15. Absence of Other Defaults. No default or event of default has occurred under any agreement pertaining to any lien relating to the related Mezzanine Loan ranking junior to, pari passu with or senior to the interests of the Mezzanine Participation or the holder of the related Mezzanine Loan.

16. Origination and Servicing. With respect to the Mezzanine Participation and the related Mezzanine Loan, the origination by Seller (or acquisition by Seller, as the case may be) and, if Seller is the party responsible for the servicing and administration of the Mezzanine Loan relating to such Mezzanine Participation, the servicing and collection practices used by Seller with respect to such Mezzanine Loan have been in all respects legal and have met customary industry standards used by prudent institutional commercial mezzanine lenders and mezzanine loan servicers.

EXH. V-29

17. No Advance of Funds. Seller has not advanced funds or, to Seller’s Knowledge, received any advance of funds from a party other than the Mezzanine Borrower relating to such Mezzanine Participation, directly or indirectly, for the payment of any amount required by such Mezzanine Participation.

18. Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001, with respect to the creation of the Mezzanine Participation, the failure to comply with which would have a material adverse effect on the Mezzanine Participation.

19. No Actions or Proceedings. There is no pending action, suit or proceeding, or governmental investigation of which the Seller has received written notice or has Knowledge, against the related Property owner or the related Underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Mezzanine Participation.

20. Mezzanine Loan Representations and Warranties. Except for the representations contained in Paragraph 1 (“Mezzanine Loan”), Paragraph 3 (“Transfer of Entire Interest”), Paragraph 8 (“Power to Sell”), Paragraph 9 (“Absence of Required Consents”), Paragraph 10 (“Absence of Required Governmental Actions”), Paragraph 20 (“Delivery of Original Note”) and Paragraph 23 (“Origination and Servicing Practices”), each of the representations and warranties contained in Part 3 of this Exhibit V with respect to Mezzanine Loans is true and correct with respect to the related Mezzanine Loan.

EXH. V-30

EXHIBIT VI-A

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Buyers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of May 21, 2013 (as amended, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), among Bank of America, N.A., as Buyer, and Parlex 1 Finance, LLC, as Seller.

Pursuant to the provisions of Section 25 of the Master Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the rights under the Master Repurchase Agreement in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Seller with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Seller, and (2) the undersigned shall have at all times furnished the Seller with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Master Repurchase Agreement and used herein shall have the meanings given to them in the Master Repurchase Agreement.

[NAME OF BUYER]

By:
Name:
Title:

Dated:             , 2013

EXH. VI-A-1

EXHIBIT VI-B

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of May 21, 2013 (as amended, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), among Bank of America, N.A., as Buyer, and Parlex 1 Finance, LLC, as Seller.

Pursuant to the provisions of Section 25 of the Master Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the participating Buyer with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer in writing, and (2) the undersigned shall have at all times furnished such Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Master Repurchase Agreement and used herein shall have the meanings given to them in the Master Repurchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Dated:                  , 2013

EXH. VI-B-1

EXHIBIT VI-C

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of May 21, 2013 (as amended, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), among Bank of America, N.A., as Buyer, and Parlex 1 Finance, LLC, as Seller.

Pursuant to the provisions of Section 25 of the Master Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the participating Buyer with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer and (2) the undersigned shall have at all times furnished such Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Master Repurchase Agreement and used herein shall have the meanings given to them in the Master Repurchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Dated:             , 2013

EXH. VI-C-1

EXHIBIT VI-D

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Buyers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of May 21, 2013 (as amended, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), among Bank of America, N.A., as Buyer, and Parlex 1 Finance, LLC, as Seller.

Pursuant to the provisions of Section 25 of the Master Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the rights under the Master Repurchase Agreement in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such rights, (iii) with respect to the extension of credit pursuant to this Master Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Seller with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Seller, and (2) the undersigned shall have at all times furnished the Seller with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Master Repurchase Agreement and used herein shall have the meanings given to them in the Master Repurchase Agreement.

[NAME OF BUYER]

By:
Name:
Title:

Date:                  , 2013

EXH. VI-D-1

EXHIBIT VII

FORM OF IRREVOCABLE REDIRECTION NOTICE

                , 20

[Undelrying Obligor][Underlying Third Party Servicer]

[address]

Re: Master Repurchase Agreement dated as of May 21, 2013 (the “Agreement”), between Parlex 1 Finance, LLC (“Seller”) and Bank of America, N.A. (“Buyer”)

Ladies and Gentlemen:

Midland Loan Services, a division of PNC Bank, National Association (“Servicer”) is servicing certain mortgage loans for Buyer pursuant to a Servicing Agreement between Servicer, Buyer and Seller. Pursuant to the Agreement, you are hereby notified that Seller has granted a security interest to Buyer in certain commercial mortgage loans, mezzanine loans and participations therein, each of which are serviced by Servicer as set forth herein.

Notwithstanding any contrary information or direction which may have been delivered to you by Seller, you are hereby directed to remit the principal and interest, and other amounts due to Lender under the related loan documents, when due to Servicer by sending such amounts to PNC Bank, National Association in accordance with the following wire instructions:

PNC Bank, National Association

ABA [                    ]

Account Name [                    ]

Account Number [                    ]

Those funds shall be held by Servicer for the benefit of Buyer (the “Blocked Account”). You acknowledge that the Blocked Account is held for the benefit of Buyer pursuant to the Deposit Account Control Agreement, dated as of May 21, 2013 by and between Seller, Buyer and PNC Bank, National Association. Upon receipt of a notice of Event of Default from Buyer, you shall follow the instructions of Buyer with respect to the loans serviced by you, and shall deliver to Buyer any information with respect thereto as reasonably requested by Buyer.

EXH. VII-1

Notwithstanding any contrary information or direction which may be delivered to you by Seller, you may conclusively rely on any information, direction or notice of an Event of Default delivered by Buyer.

No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of Buyer. Buyer is an intended third party beneficiary of this letter.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [                    ].

Very truly yours,

PARLEX 1 FINANCE, LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Servicer

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

[UNDERLYING OBLIGOR] [THIRD PARTY SERVICER]

By:
Name:
Title:

EXH. VII-2

ANNEX I

Names and Addresses for Communications Between Parties:

BUYER

Bank of America, N.A.

One Bryant Park

Mail Code: NY1-100-11-07

New York, New York 10036

Attn: Leland Bunch (CMBS)

Fax: 646-855-5046

Email: leland.f.bunch@baml.com

with copies to:

Todd Stillerman, Assistant General Counsel & Director

Bank of America Merrill Lynch Legal Department

214 North Tryon Street, 18th Floor

Mail Code: NC1-027-20-05

Charlotte, North Carolina 28255

Fax: 404-746-2127

Email: william.stillerman@bankofamerica.com

and with copies to:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street, 24th Floor

Charlotte, NC 28202

Attention: Henry LaBrun

Telephone: (704) 348-5149

E-Mail: henry.labrun@cwt.com

SELLER

Parlex 1 Finance, LLC

c/o Blackstone Mortgage Trust, Inc.

345 Park Avenue

New York, NY 10154

Attn: Douglas Armer

Telephone: 212-583-5000

E-mail: BXMTBofArepo@blackstone.com

Annex I-1

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: David C. Djaha

Email: david.djaha@ropesgray.com

Payments to Buyer: Payments to Buyer under this Agreement shall be made by transfer, via wire transfer, to the following account of Buyer: Bank of America, N.A., ABA #: 026009593, Account #: 4782779943, Account Name: Bank of America Incoming Wires, Ref: Loan No. [            ], Credit to: Capital Markets Servicing. Buyer may consider on a case-by-case-basis in its sole and absolute discretion alternative funding arrangements.

Payments to Seller: Payments to any Seller under this Agreement shall be made by transfer, via wire transfer, to the following account of Seller: Bank of America, ABA #: 026009593, Account #: 483024227101, Account Name: “Blackstone Mortgage Trust, Inc.”.